Form 10KSB, Exhibit 13
period 1996-12-31
M&M FINANCIAL CORP /SC/
filed 1997-03-28
CIK 919162

EXHIBIT 13
                           M & M FINANCIAL CORPORATION
                             SELECTED FINANCIAL DATA


The following table sets forth certain selected financial data concerning M & M Financial Corporation ("the Company"). The financial data selected by the Company has been derived from the audited consolidated financial statements. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.



(DOLLARS IN THOUSANDS
EXCEPT PER SHARE AMOUNTS)                           1996          1995           1994          1993         1992
                                                ----------    ----------    -----------   -----------   --------

INCOME STATEMENT DATA:

Interest income                                 $    9,420    $    8,233    $     7,121   $     7,585   $    9,047
Interest expense                                     4,357         3,839          2,919         3,088        4,133
Net interest income                                  5,063         4,394          4,202         4,497        4,914
Provision for loan losses                              180            39            274           885          695
Net interest income after
  provision for loan losses                          4,883         4,355          3,928         3,612        4,219
Noninterest income                                   1,330         1,276          1,270         1,511        1,252
Noninterest expense                                  5,091         4,851          5,462         4,672        4,412
Income tax expense (benefit)                           263           187           (203)           20          236
Net income (loss)                                      859           593            (61)          431          824
Net income (loss) per share                           2.56          1.77           (.18)         1.28         2.46
Cash dividends paid                                    335           302            314           280          340
Cash dividends per share                              1.00           .90            .93           .83         1.01

Weighted average common
  shares outstanding                               335,372       335,372        335,372       335,372      335,372

BALANCE SHEET DATA:

Assets                                          $  133,914    $  117,815    $   113,616   $   115,213   $  116,057
Gross loans outstanding                             80,923        61,344         43,607        50,599       61,321
Allowance for loan losses                            1,027           819            726         1,467        1,419
Time deposits in other banks                           800           300            300         1,150        1,877
Investment securities                               38,342        40,625         55,544        47,802       39,961
Deposits
  Interest-bearing                                  89,548        78,714         73,316        77,976       88,785
  Noninterest-bearing                               17,925        17,370         18,004        17,173       14,601
Stockholders' equity                                10,822        10,158          9,327        10,517       10,366

OTHER DATA:

Nonperforming loans                             $      723    $      855    $     1,859   $     2,009   $    2,795
Loan loss reserve to
  nonperforming loans                               142.15%        95.79%         39.05%         73.0%          50.1%


                                                         1

                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of the Company and its subsidiaries, First National South (the "Bank") and Marion National Investment Corporation. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information contained herein.

On July 27, 1994, the stockholders of Davis National Bank (Davis), a national banking association headquartered in Mullins, South Carolina, approved a merger of Davis with and into the Company's wholly-owned banking subsidiary. Under the terms of the agreement, Davis stockholders received .5 shares of the Company's common stock for each share of Davis National Bank stock held. As permitted by the merger agreement, certain Davis stockholders exercised their rights not to exchange their shares and were paid cash. Regulatory assistance was not associated with the merger.

The merger qualified as a tax-free reorganization and was accounted for as a pooling-of-interests. The Company's financial statements were restated to include the results of Davis for all periods presented prior to the merger.

RESULTS OF OPERATIONS

1996 COMPARED TO 1995

For the year ended December 31, 1996, the Company's net income was $858,763, or $2.56 per share, an increase of $265,945 from the 1995 net income of $592,818. The increase relates primarily to the increase in interest income which increased $1,187,089 or 14.4% to $9,420,467 in 1996 from the 1995 amount of
$8,233,378. The improvement is primarily attributable to increases in both the volume of loans and the percentage of average loans to average interest-earning assets. Interest expense also increased $517,710 to $4,356,928 in 1996 from $3,839,218 in 1995. The 1996 provision for loan losses was $180,000 or $141,110 higher than in 1995. Net interest income after the loan loss provision increased by $528,269 or 12.1% from the 1995 amount of $4,355,270. The largest noninterest expense categories to increase in 1996 were salaries and employee benefits, marketing and advertising costs, and professional fees. Salaries and employee benefits increased $135,182 to $2,784,779 in 1996 from $2,649,597 in 1995.
Marketing and advertising costs increased $76,175 to $182,774, and professional fees increased $55,743 to $167,446. The largest decrease in noninterest expense was in the cost of federal deposit insurance which decreased $104,729 to $2,054 in 1996 from $106,783 in 1995.

1995 COMPARED TO 1994

For the year ended December 31, 1995, the Company's net income was $592,818, or $1.77 per share, an increase of $653,553 from the 1994 net loss of $60,735. The increase relates primarily to the reduction in noninterest expense which decreased $610,716 or 11.2% from the 1994 amount of $5,462,111. Interest income increased by $1,111,878 or 15.6% from the 1994 amount of $7,121,500. Interest expense also increased by $919,960 from $2,919,258 in 1994 to $3,839,216 in 1995. The 1995 provision for loan losses was $38,890 or 85.8% lower than in 1994. Net interest income after loan loss provision increased by $426,999 or 10.9% from the 1994 amount of $3,928,271. The largest noninterest expense categories to decrease in 1995 were the costs incurred for professional services, principally related to the merger of Marion and Davis and the cost of federal deposit insurance. In 1995, professional fees decreased $477,752 from the 1994 amount of $589,455 and federal deposit insurance decreased $115,490 from the 1994 amount of $208,703. Salaries and benefits increased $174,409, or 7.1%, primarily as a result of salary adjustments. These factors combined to increase net income for the year ended December 31, 1995 to $592,818.

NET INTEREST INCOME

Earnings are dependent, to a large degree, on net interest income. It represents the difference between gross interest earned on earning assets, primarily loans and investment securities, and interest incurred on deposits and borrowed funds. Net interest income is affected by the interest rates earned or paid and by volume changes in loans, investment securities, deposits and borrowed funds.

For the year ended December 31, 1996, net interest income was $5,063,539, an increase of $669,379, or 15.2%, from the prior year. Management attributes the increase to a continuing favorable mix of interest earning assets in 1996. Investments in securities have been reduced, and more emphasis is being placed on increasing loans which traditionally have higher returns than other interest-earning assets. During 1996, the Company earned 8.25% on earning assets, an increase of 46 basis points from 1995. The Company's interest rate spread for the year ended December 31, 1996 was 3.74% and was 31 basis points higher than for the year ended December 31, 1995. The net interest margin in 1996 was 4.43% compared to 4.16% in 1995. The improvements in the interest rate spread and the net interest margin were primarily affected by the volume increase in loans.

For the year ended December 31, 1995, net interest income was $4,394,160, an increase of $191,918, or 4.6%, from the prior year. Management attributes the increase to a more favorable mix of interest earning assets in 1995 compared to the 1994 amounts. The changes in the mix of earning assets to higher yielding loans negated the negative impact of the rise in interest rates paid by the Company during 1995. Expressed in percentage terms, during 1995, the Company earned 7.79% on earning assets, an increase of 1.10% from 1994. The Company's interest rate spread for the year ended December 31, 1995 was 3.43% and was 13 basis points higher than for the year ended December 31, 1994.

                 COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES

The following tables, "Comparative Average Balances, Yields and Rate" and "Rate/Volume Analysis," provide information on specific factors affecting the Company's net interest income.


                                                                      1996                                 1995
                                            -------------------------------------------------------------------
                                              AVERAGE                  YIELD/        AVERAGE                YIELD/
(DOLLARS IN THOUSANDS)                        BALANCE     INTEREST      RATE         BALANCE   INTEREST      RATE
                                            ---------     --------    -------     ----------   --------   -------------

ASSETS:
Interest-earning deposits in other banks      $ 1,448     $    118       8.15%       $ 1,1      $     56      5.07%
Taxable securities (2)                         34,390        2,078       6.04         43,234       2,548      5.89
Tax-exempt securities                           4,848          296       6.11          5,780         355      6.14
Federal funds sold                              3,146          195       6.20          2,925         147      5.03
Loans (1)                                      70,406        6,733       9.56         52,662       5,127      9.74
                                            ---------     --------                ----------   ---------
   Total interest-earning assets              114,238        9,420       8.25        105,705       8,233      7.79
                                             --------    -------                  ---------      -------

Cash and due from banks                         5,037                                  4,759
Allowance for loan losses                        (928)                                  (784)
Premises and equipment                          3,823                                  3,988
Other real estate owned                            49                                    165
Other assets                                    3,494                                  2,779
                                            ---------                             ----------

   Total assets                             $ 125,713                             $  116,612
                                            =========                             ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing deposits                   $  84,091        3,717       4.42%    $   75,477       3,202      4.24%
Advances from FHLB                              3,060          181       5.92          1,220          80      6.56
Other borrowings                                9,592          459       4.79         11,414         557      4.88
                                            ---------     --------                ----------   ---------
   Total interest-bearing liabilities          96,743        4,357       4.50         88,111       3,839      4.36
                                          ----------      ----------              ----------   ---------

Noninterest-bearing deposits                   16,937                                 17,261
Accrued interest and other liabilities          1,430                                  1,498
Stockholders' equity                           10,603                                  9,742
                                            ---------                             ----------

   Total liabilities and
        stockholders' equity                $ 125,713                             $  116,612
                                            =============                         ==========

Net interest income/interest rate spread                $   5,063         3.74%                $   4,394       3.43%
                                                        ==========   =========                   =========     ====

Net interest margin                                                       4.43%                                4.16%
                                                                      ==========                               ====


(1) The effects of loans in non-accrual status and fees collected are not significant to the computations.

(2) Yields on securities are computed at their nominal rates and have not been adjusted for tax rate differences.

RATE/VOLUME ANALYSIS

The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided on changes in each category attributable to
(a) changes due to volume (change in volume multiplied by prior period rate),
(b) changes due to rates (change in rates multiplied by prior period volume) and
(c) changes in rate and volume (change in rate multiplied by the change in volume).

                              1996 COMPARED TO 1995
                          DUE TO INCREASE (DECREASE) IN


                                                                VOLUME/
(DOLLARS IN THOUSANDS)                  VOLUME       RATE        RATE       TOTAL
INTEREST INCOME:
  Time deposits in other banks       $     17    $      34   $      11   $      62
  Taxable securities                     (521)          64         (13)       (470)
  Tax-exempt securities                   (57)          (2)          0         (59)
  Federal funds sold                       11           34           3          48
  Loans                                 1,727          (91)        (30)      1,606
                                     --------    ---------   ---------   ---------
      Total interest income             1,177           39         (29)      1,187
                                     --------    ---------   ---------   ---------

INTEREST EXPENSE:
  Interest bearing deposits               365          134          16         515
  Advances from FHLB                      121           (8)        (12)        101
  Other borrowings                        (89)         (11)          2         (98)
                                     --------    ---------   ---------   ---------
      Total interest expense              397          115           6         518
                                     --------    ---------   ---------   ---------

Net interest income                  $    780    $     (76)  $     (35)  $     669
                                     ========    =========   =========   =========


                                               1995 COMPARED TO 1994
                                           DUE TO INCREASE (DECREASE) IN


                                                                  VOLUME/
(DOLLARS IN THOUSANDS)                    VOLUME       RATE        RATE       TOTAL
INTEREST INCOME:

  Time deposits in other banks       $      1    $       9   $       -   $      10
  Taxable securities                     (217)         366         (32)        117
  Tax-exempt securities                   (55)          29          (4)        (30)
  Federal funds sold                      (39)          43         (11)         (7)
  Loans                                   473          492          56        1021
                                     --------    ---------   ---------   ---------
      Total interest income               163          939           9       1,111
                                     --------    ---------   ---------   ---------

INTEREST EXPENSE:
  Interest bearing deposits               (13)         673          (3)        657
  Advances from FHLB                        -            -          80          80
  Other borrowings                         40          128          14         182
                                     --------    ---------   ---------   ---------
      Total interest expense               27          801          91         919
                                     --------    ---------   ---------   ---------

Net interest income                  $    136    $     138   $     (82)  $     192
                                     ========    =========   =========   =========


                       INTEREST RATE RISK AND SENSITIVITY

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 1996 and 1995. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company's sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to insure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The following table, "Interest Rate Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 1996 of $53,859,000. For a bank with a liability sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income and rising interest rates would generally be expected to have the opposite effect.

The following table presents the Company's interest rate exposure at each of the time intervals indicated as of December 31, 1996. The table may not be indicative of the Company's position at other points in time.


INTEREST RATE SENSITIVITY ANALYSIS

                                                INTEREST SENSITIVE                     NON INTEREST SENSITIVE
                                   LESS THAN       4-6           7-12           1-5          OVER 5
(DOLLARS IN THOUSANDS)             3 MONTHS      MONTHS        MONTHS          YEARS         YEARS           TOTAL
                                   --------      --------      --------       --------      --------     ----------

INTEREST-EARNING ASSETS:
  Federal funds sold                   $ 700         $   -         $   -          $  -          $  -    $      700
  Deposits in other banks                841             -           200             -             -         1,041
  Investment securities (1)              916           107         3,811         18,065        15,443       38,342
  Loans                               32,569         2,278         3,213         42,862             -       80,922
                                  ----------    ----------    ----------    -----------   -----------   ----------
    Total                             35,026         2,385         7,224    $    60,927   $    15,443   $  121,005
                                  ----------    ----------    ----------    ===========   ===========   ==========

INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits           66,169         9,120          9,122   $     5,128   $         8   $   89,547
  Advance from FHLB                        -         5,000             -              -             -        5,000
  Short-term borrowings                9,083             -              -             -             -        9,083
                                       -----         ----          -----          ----          ----     ----------
    Total                             75,252        14,120         9,122    $     5,128   $         8   $  103,630
                                  ----------    ----------    ----------    ===========   ===========   ==========

INTEREST SENSITIVITY GAP            $(40,226)     $(11,735)     $(1,898)
                                    ========      ========      =======

CUMULATIVE INTEREST
  SENSITIVITY GAP                 $  (40,226)   $  (51,961)   $  (53,859)
                                  ==========    ==========    ==========

GAP RATIO                                .47           .17           .79

CUMULATIVE GAP RATIO                     .47           .42           .45


(1) Mortgage-backed securities are included based on their contractual maturity dates.

PROVISION FOR LOAN LOSSES

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's statement of income, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, and current and anticipated economic conditions. For the year ended December 31, 1996, the provision for possible loan losses was $180,000, an increase of $141,110 from the 1995 provision. During 1996, management charged off $36,485 in loans and recovered $65,203 in loans previously charged off. Please refer to the section "Loan Portfolio" for a discussion of management's evaluation of the adequacy of the allowances for loan losses.

NONINTEREST INCOME

Noninterest income is derived primarily from service fees charged to customers. Management believes the service fee pricing structure is competitive in the marketplace and, at present, adequately compensates the Company for the services provided. The Company does not offer trust services, originate residential mortgage loans for resale, or service residential mortgage loans for the benefit of others.

Noninterest income increased $53,125 to $1,329,418 in 1996 from $1,276,293 in 1995. Commissions on sales of mutual funds and annuities during 1996 were $101,387, an increase of $72,582 over the amount recorded in 1995, and were the primary source of noninterest income contributing to this increase. The Company also realized a $25,369 gain on the sale of foreclosed property in 1996. Other categories of noninterest income increased due to the growth of the Company. The increases were offset by the $45,595 decrease in service charges on deposit accounts due to a new fee structure on checks drawn on insufficient funds and overdrawn accounts and by the $139,544 decrease in the gain on the sale of securities because there were no sales of securities during 1996.

In 1995, noninterest income increased $6,551, or 0.5% over the 1994 income of $1,269,742. The Company realized a decrease of $109,895, or a 12.8% decline, in fees collected on deposit accounts. This decline resulted primarily from the reduction in the number of demand deposit accounts in 1995 as compared to 1994. Income realized on the sale of securities increased between the two years by $189,630.

NONINTEREST EXPENSES

For the year ended December 31, 1996, noninterest expense was $5,090,851, an increase of $239,456, or 4.9%, over the $4,851,395 recorded in 1995. The increase in salaries and employee benefits was $135,182 and was the principal component of the increase in noninterest expense in 1996. Other categories of noninterest expense increased due to the growth of the Company. Management believes that the Company's budgeting process has contributed to its ability to control noninterest costs during the growth of the Company during the past year. The cost of federal deposit insurance decreased $104,729 to $2,054 in 1996 from $106,783 in 1995 due to an industry-wide reduction in the insurance assessment.

For the year ended December 31, 1995, noninterest expense was $4,851,395, a decrease of $610,716, or 11.2%, under $5,462,111 recorded in 1994. The largest noninterest expense categories to decrease in 1995 were the costs incurred for professional services, principally related to the merger of Marion and Davis and the cost of federal deposit insurance. In 1995, professional fees decreased $477,752 from the 1994 amount of $589,455 and federal deposit insurance decreased $115,490 from the 1994 amount of $222,273. Salaries and benefits increased $174,409, or 7.1%, primarily as a result of salary adjustments.

INCOME TAXES

The Company's total income tax expense for 1996 was $263,343, an increase of $75,993 from the 1995 income tax expense of $187,350. This increase results primarily from increased income before taxes. The effective tax rate for 1996 and 1995 was 23.5% and 24.0%, respectively.

LIQUIDITY

Liquidity is the ability to meet cash obligations through the maturity of assets or the acquisition of liabilities. The Company manages liquidity at the banking subsidiary level. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be converted into cash at minimal cost; these assets include amounts due from banks and federal funds sold. Some liquidity is provided from maturing loans; however, the most manageable source of liquidity is liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market area. Core deposits, which are all deposits except certificates of deposit in excess of $100,000, are a relatively stable source of liquidity. Certificates of deposit in excess of $100,000 are a less stable source of liquidity because they are more sensitive to interest rate changes than are other deposit accounts. As of December 31, 1996, the Bank also has unused lines of credit to purchase federal funds from unrelated banks totaling $8,500,000 and an unused commitment from the Federal Home Loan Bank totaling $5,000,000 available to it as secondary sources of liquidity. Management believes the Company's liquidity sources adequately meet its operational needs.

The Bank is required by regulation to maintain an average cash reserve balance computed as a percentage of deposits. This requirement is met by vault and teller cash and amounts due from the Federal Reserve Bank, both of which are reported as cash equivalents on the Company's consolidated balance sheet.

As a bank holding company, the Company's ability to pay dividends and meet its cash obligations is primarily dependent upon the earnings of the Bank. Cash dividends have been paid in the past, and future dividends will be paid from the earnings of the Bank. For a national bank, prior approval of the Comptroller of the Currency is required if the total of all dividends declared in any year exceed the Bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the two preceding years.

CAPITAL RESOURCES

The Company uses several ratios as indicators of capital strength. The most commonly used measure is average common equity to average assets which was 8.4% at December 31, 1996 and 1995.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common stockholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%.
All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 1996, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital ratios of the Bank and the regulatory minimum requirements at December 31, 1996.
                                        Tier 1           Total          Tier 1
                                      Risk-Based      Risk-Based      Leverage
Actual ratios:                           11.82 %        13.00 %          7.76 %
Regulatory minimum:
  For capital adequacy purposes           4.00           8.00            4.00
  To be well capitalized under
    prompt corrective action provisions   6.00          10.00            5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

At December 31, 1996, the Company's consolidated stockholders' equity was $10,821,712, an increase of $663,353 from December 31, 1995, resulting from the net income for the year ended December 31, 1996, cash dividends paid to stockholders, and the positive effects of the valuation allowance on securities available- for-sale in the amount of $139,962.

At December 31, 1996, the Company had no significant commitments for capital expenditures.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and the liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities vary directly with each other. Also, general increases in the price of goods and services will result in increased operating expenses.

INVESTMENT SECURITIES

The following table summarizes the carrying value, maturities and weighted average yields of the Company's investment securities at December 31, 1996. Yields on tax-exempt securities are stated at their nominal rates and have not been adjusted for tax rate differences.

                                                                     AVAILABLE-FOR-SALE        HELD-TO-MATURITY
                                                                     CARRYING                     CARRYING
U.S. TREASURY SECURITIES                                              AMOUNT    YIELD            AMOUNT    YIELD
                                                                 ---------------  -----     ---------------  -----

Due in one year or less                                          $     1,466,063   6.96%
Due after one year but within five years                               1,018,437   7.37
                                                                    ---------
  Total                                                                2,484,500   7.13
                                                                 ---------------

SECURITIES OF OTHER U.S. GOVERNMENT
  AGENCIES AND CORPORATIONS
Due in one year or less                                                2,232,388   4.56
Due after one year but within five years                               7,578,427   6.17
Due after five years but within ten years                                      -     -
Due after ten years                                                    4,622,003   5.34
                                                                 ---------------
  Total                                                               14,432,818   5.66
                                                                 ---------------

OBLIGATIONS OF STATES AND LOCAL GOVERNMENTS
Due in one year or less                                                  240,884   7.30             240,187   6.58%
Due after one year but within five years                               1,096,657   7.06           2,502,545   6.22
Due after five years but within ten years                                      -                    419,190   4.88
Due after ten years                                                            -                    182,500   6.06
                                                                 ---------------            ---------------
  Total                                                                1,337,541   7.10           3,344,422   6.07
                                                                 ---------------            ---------------

TOTAL SECURITIES
Due in one year or less                                                3,939,335   5.61             240,187   6.58
Due after one year but within five years                               9,693,521   6.39           2,502,545   6.22
Due after five years but within ten years                                      -                    419,190   4.88
Due after ten years                                                    4,622,003   5.34             182,500   6.06
Mortgage-backed securities                                            16,421,148   6.70                   -
Equity securities                                                        321,816   6.10                   -
                                                                 ---------------            ---------------
   Total securities                                              $    34,997,823   6.31     $     3,344,422   6.07
                                                                 ===============            ===============

LOAN PORTFOLIO

The Company extends credit to consumers and small businesses in three contiguous but distinctly different counties in eastern South Carolina. The service area is mixed in nature. The economy in Marion County includes agriculture, timber, light manufacturing, and local government activities. Marion County is adjacent to Horry County, a county dominated by tourist, recreational and retirement activities. Florence County is also adjacent to Marion County. Florence County is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care and distribution facilities. The Company is affected by the economic influences of the components of its market area. Except for recent increases in commercial and residential construction activity in the Myrtle Beach area of Horry County, no particular category or segment of these economies previously described are expected to grow or contract disproportionately in 1997.

Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural lending is limited to seasonal activity. Real estate loans are primarily construction loans and loans secured by real estate. Commercial loans are spread across a variety of industries with no significant concentrations existing by industry or customer type.

Loans, the largest component of earning assets, represented 61.6% of average earning assets and 56.0% of average total assets during 1996 compared with 49.8% and 45.2%, respectively, during 1995. With the completion of the merger with Davis the Company focused on growth in its market area, loan quality and expansion of existing customer relationships. These efforts caused an increase of 31.9% in loans at December 31, 1996 to $80,922,947 over the $61,344,204 reported in 1995.

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

The following table summarizes the loan maturity distribution, by type, at December 31, 1996 and related interest rate characteristics:


                                                 LESS THAN          ONE TO           AFTER
                                                  ONE YEAR         FIVE YEARS        FIVE YEARS          TOTAL


Commercial loans                                $   12,717,358   $   31,131,058    $   11,451,954   $   55,300,370
Real estate, construction                            2,257,732        1,038,307                 -        3,296,039
Consumer and other                                   6,884,460       13,827,690         1,614,388       22,326,538
                                                --------------   --------------    --------------   --------------
                                                $   21,859,550   $   45,997,055    $   13,066,342   $   80,922,947
                                                ==============   ==============    ==============   ==============
Loans maturing after one year with:
  Fixed interest rates                                                                              $   42,825,295
  Variable interest rates                                                                               16,238,102
                                                                                                    --------------

    Total                                                                                           $   59,063,397
                                                                                                    ==============


RISK ELEMENTS

The Company adopted Statement of Financial Accounting Standards No. 114 (SFAS
114), "Accounting by Creditors for the Impairment of a Loan," as of January 1, 1995. Loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under SFAS 114, impairment of a loan is based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. As of December 31, 1996, management did not identify any loans as being impaired that would have a material impact on the Company's consolidated financial statements.

The following is a summary of nonperforming assets at December 31, 1996 and 1995:

                                                    1996             1995
                                                 --------------   ---------

   Nonaccrual loans - (all loans are
     collateralized)                              $   710,834   $      784,388
   Accruing loans 90 days or more past due             11,916           70,611
   Loans impaired                                           -                -
   Restructured loans                                       -                -
   Other real estate owned                                  -          129,494
                                               --------------   --------------

      Total nonperforming assets               $      722,750   $      984,493
                                               ==============   ==============

Nonperforming assets have decreased significantly in recent years. These decreases were primarily the result of the disposal of other real estate owned and improved loan quality. As of December 31, 1996 and 1995, nonperforming assets to total loans and other real estate owned was .89% and 1.60%, respectively.

ALLOWANCE FOR LOAN LOSSES

The allowance for losses is established and maintained through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged or credited directly to the allowance. The following is an analysis of activity in the allowance for loan losses for the years ended December 31, 1996 and 1995:

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                  1996             1995
                                                               --------------   ----------


Net loans outstanding at the end of the year                   $   80,922,947   $   61,344,204
                                                               ==============   ==============

Average amount of loans outstanding during the year            $   70,406,181   $   52,662,094
                                                               ==============   ===============

Allowance for loan losses, beginning of year                   $      818,637   $      726,097
                                                               --------------   --------------
Loans charged off:
  Commercial                                                           17,004           76,315
  Real estate, construction                                                 -          130,324
  Consumer                                                             19,481           54,509
                                                               --------------   --------------
     Total loans charged off                                           36,485          261,148
                                                               --------------   --------------
Recoveries of loans previously charged off                             65,203          314,798
                                                               --------------   --------------
        Net charge-offs                                               (28,718)         (53,650)
                                                               --------------   --------------

Provision charged to operations                                       180,000           38,890
                                                               --------------   --------------

Allowance for loan losses, end of year                         $    1,027,355   $      818,637
                                                               ==============   ==============

Nonperforming loans, end of year                               $      722,750   $      854,999
                                                               ==============   ==============

Ratios
  Net charge-offs to average loans outstanding                           -.04%            -.10%
  Net charge-offs to loans at end of year                                -.04             -.09
  Allowance for loan losses to average loans outstanding                 1.46             1.55
  Allowance for loan losses to loans, end of year                        1.27             1.33
  Net charge-offs to allowance for loan losses                          -2.80            -6.55
  Net charge-offs to provisions for loan losses                        -15.95          -137.95
  Allowance for loan losses to nonperforming loans                     142.15            95.75


In 1996, the Company increased the allowance for loan losses by a charge to operations of $180,000. The Company has concluded that this provision, combined with the quality of its loan underwriting processes, its loan monitoring and administration mechanisms, and its aggressive charge off policy, is sufficient to maintain its allowance for loan losses at an adequate level. Measured as a percentage of loans outstanding, the allowance for loan losses at the end of the year decreased from 1.33% at December 31, 1995 to 1.27% at December 31, 1996.

For 1996 the Company had net recoveries of $28,718 in loans charged off, compared to net recoveries of $53,650 for 1995. Management does not believe that the decrease in net loan recoveries between the two periods is indicative of any future trend. Although management cannot determine the amount of loans to be charged off in the future, it knows loans will continue to be charged off due to the risks associated with the extending of credit.

At December 31, 1996 and 1995, the Company's internal review mechanism had identified $4,066,439 and $4,159,406, respectively, of criticized and classified loans. Included in this amount are $1,751,459 and $1,296,087, respectively, of loans graded by the Company as "other loans especially mentioned", the least severe credit grading category. The Company is not aware of any common condition or problem among the potentially problem borrowers. The results of this internal review process, along with the results of the independent loan review performed by the Company's consultant and discussions with the OCC, are the primary determining factors in management's assessment of the adequacy of the allowance for loan losses. Except for the information used by management in its internal review process, management is not aware of any further information about any material credits which causes management to have serious doubts as to the ability of borrowers' to comply with the loan repayment terms. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing its risk grading system.

The Company's provision and allowance for loan losses is subjective in nature and relies on judgments and assumptions of risk elements in the portfolio, the Company's charge-off history, future economic conditions and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process, and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall economic conditions in the service area. Management is not aware of any trends, material risks or uncertainties affecting the loan portfolio nor is management aware of any information about any significant borrowers which causes serious doubts as to the ability of the borrower to comply with the loan repayment terms. It should be noted however that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period. At December 31, 1996 and 1995, management considers the allowances for loan losses adequate based on its judgements, evaluations and analysis of the loan portfolio.

AVERAGE  DAILY  DEPOSITS

The following table summarizes the Company's average daily deposits for the years ended December 31, 1996 and 1995. The 1996 totals include certificates of deposit over $100,000 which at December 31, 1996 total approximately $10,106,220. Of this total, $6,680,160 had scheduled maturities within three months, $1,419,545 within four to six months, $1,419,545 within seven to twelve months and $586,970 thereafter.


                                               1996                           1995
                                   -------------------------------------------------------
                                        AVERAGE        AVERAGE          AVERAGE       AVERAGE
                                         AMOUNT        RATE PAID         AMOUNT       RATE PAID


Noninterest-bearing demand         $    16,937,418           -%      $   17,260,609         -%
Interest-bearing transaction
 accounts                               21,623,547        3.13           18,217,049      3.02
Savings                                 15,656,646        3.00           18,143,186      3.00
Certificates of deposit                 46,810,808        5.49           39,279,356      5.36
                                   ---------------                   --------------

    Total                          $   101,028,419                   $   92,900,200
                                   ===============                   ==============


RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share) and equity to assets ratio (average equity divided by average total assets) for the period indicated.
                                              1996             1995
                                             ------           -----

Return on average assets                        .68%             .51%
Return on average equity                       8.10             6.09
Dividend payout ratio                         39.05            50.92
Equity to assets ratio                         8.43             8.35

SHORT-TERM BORROWINGS

At December 31, 1996 and 1995, the Company had borrowings characterized as securities sold under agreements to repurchase to local government entities aggregating $8,534,279 and $9,777,892, respectively. During 1996 and 1995, the maximum amounts outstanding at any month end were $11,797,184 and $10,183,140, respectively. The weighted average interest rate paid was 4.76% and 4.69%, for the years ended December 31, 1996 and 1995, respectively.

ACCOUNTING AND FINANCIAL REPORTING ISSUES

Management is not aware of any new accounting pronouncements which will have a material affect on the financial position or results of operations for 1997.

                        REPORT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
M & M Financial Corporation
Marion, South Carolina


We have audited the accompanying consolidated balance sheets of M & M Financial Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of M & M Financial Corporation as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





/s/ Tourville, Simpson & Henderson

Columbia, South Carolina
March 5, 1997

                           M & M FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                                          1996            1995
                                                                                    --------------  ----------

Cash and cash equivalents:
  Cash and due from banks                                                           $    7,022,370  $    4,775,802
  Interest-bearing demand accounts with other banks                                        241,458       1,822,442
  Federal funds sold                                                                       700,000       2,750,000
                                                                                    --------------  --------------
           Total cash and cash equivalents                                               7,963,828       9,348,244

Time deposits with other banks                                                             800,000         300,000

Investment securities:
  Securities available-for-sale                                                         34,997,823      36,564,801
  Securities held-to-maturity (estimated market value of $3,463,852 and
    $4,228,844 at December 31, 1996 and 1995, respectively)                              3,344,422       4,060,676
                                                                                         -----------     -----------
           Total investment securities                                                  38,342,245      40,625,477

Loans receivable                                                                        80,922,947      61,344,204
  Less allowance for loan losses                                                        (1,027,355)       (818,637)
                                                                                    --------------  --------------
    Loans, net                                                                          79,895,592      60,525,567

Premises and equipment, net                                                              3,708,575       3,883,968
Other real estate owned                                                                          -         129,494
Accrued interest receivable                                                              1,207,411         989,126
Other assets                                                                             1,996,546       2,013,044
                                                                                    --------------  --------------

           Total assets                                                             $  133,914,197  $  117,814,920
                                                                                    ==============  ==============


                                        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
  Noninterest-bearing demand deposits                                               $   17,925,223  $   17,369,811
  Interest-bearing demand deposits                                                      23,412,310      19,508,460
  Savings deposits                                                                      15,164,905      15,081,219
  Time deposits                                                                         50,970,568      44,124,623
                                                                                    --------------  --------------
           Total deposits                                                              107,473,006      96,084,113
Short-term borrowings                                                                      549,095         470,577
Securities sold under repurchase agreements                                              8,534,279       9,777,892
Advance from the Federal Home Loan Bank                                                  5,000,000               -
Accrued interest and other liabilities                                                   1,536,105       1,323,979
                                                                                    --------------  --------------
           Total liabilities                                                           123,092,485     107,656,561
                                                                                    --------------  --------------

STOCKHOLDERS' EQUITY:
Common stock, $5 par value; 800,000 shares authorized; 335,372
  shares issued and outstanding                                                          1,676,860       1,676,860
Capital surplus                                                                          2,483,783       2,483,783
Unrealized gain on securities available-for-sale, net                                      140,568             606
Retained earnings                                                                        6,520,501       5,997,110
                                                                                    --------------  --------------
           Total stockholders' equity                                                   10,821,712      10,158,359
                                                                                    --------------  --------------

           Total liabilities and stockholders' equity                               $  133,914,197  $  117,814,920
                                                                                    ==============  ==============



        The accompanying notes are an integral part of the consolidated financial statements.

                           M & M FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                          1996            1995            1994
                                                                    --------------  --------------  ----------


INTEREST INCOME:
  Loans, including fees                                             $    6,732,695  $    5,126,826  $    4,105,714
  Securities, nontaxable                                                   295,842         355,059         384,928
  Securities, taxable                                                    2,078,500       2,548,207       2,431,496
  Federal funds sold                                                       195,563         147,178         153,772
  Time deposits with other banks and other                                 117,867          56,108          45,590
                                                                    --------------  --------------  --------------
           Total interest income                                         9,420,467       8,233,378       7,121,500
                                                                    --------------  --------------  --------------

INTEREST EXPENSE:
  Deposits                                                               3,717,409       3,202,304       2,544,708
  Advance from the Federal Home Loan Bank                                  181,066          80,306               -
  Federal funds purchased and securities sold
    under repurchase agreements and other borrowings                       458,453         556,608         374,550
                                                                     ---------       ---------       -------------
           Total interest expense                                        4,356,928       3,839,218       2,919,258
                                                                    --------------  --------------  --------------

NET INTEREST INCOME                                                      5,063,539       4,394,160       4,202,242
Provision for loan losses                                                  180,000          38,890         273,971
                                                                    --------------  --------------  --------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                      4,883,539       4,355,270       3,928,271
                                                                     -----------     -----------     -------------

OTHER INCOME:
  Service charges on deposit accounts                                      735,481         781,076         890,971
  Gain (loss) on sales of securities available-for-sale                          -         139,544         (50,086)
  Commissions on sales of mutual funds and annuities                       101,387          28,805               -
  Other income                                                             492,550         326,868         428,857
                                                                    --------------  --------------  --------------
           Total other income                                            1,329,418       1,276,293       1,269,742
                                                                    --------------  --------------  --------------

OTHER EXPENSE:
  Salaries and employee benefits                                         2,784,779       2,649,597       2,475,188
  Occupancy expense of premises                                            279,833         270,831         270,158
  Furniture and equipment expense                                          564,280         516,303         484,924
  Other operating expense                                                1,461,959       1,414,664       2,231,841
                                                                    --------------  --------------  --------------
           Total other expense                                           5,090,851       4,851,395       5,462,111
                                                                    --------------  --------------  --------------

INCOME (LOSS) BEFORE INCOME TAXES                                        1,122,106         780,168        (264,098)

Income tax provision (benefit)                                             263,343         187,350        (203,363)
                                                                    --------------  --------------  ---------------

NET INCOME (LOSS)                                                   $      858,763  $      592,818  $      (60,735)
                                                                    ==============  ==============  ===============


Net income (loss) per common share                                  $         2.56  $         1.77  $        (.18)

Average common shares outstanding                                          335,372         335,372         335,372









        The accompanying notes are an integral part of the consolidated financial statements.

                           M & M FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                                       Unrealized
                                                                                        Gain on
                                                                                        Securities                       Total
                                        Common Stock                   Capital           Available-      Retained      Stockholders'
                                          Shares          Amount       Surplus         for-Sale, net     Earnings         Equity


BALANCE, DECEMBER 31, 1993                 335,372   $  1,676,860   $  2,759,301    $       --      $  6,080,423    $ 10,516,584

Adoption of accounting principle              --             --             --           326,138            --           326,138

Payments to dissenters                        --             --         (274,044)           --              --          (274,044)

Payments for fractional shares                --             --           (1,474)           --              --            (1,474)

Cash dividends, $.93 per share                --             --             --              --          (313,561)       (313,561)

Change in fair value for the period           --             --             --          (865,755)           --          (865,755)

Net loss for 1994                         ------------   ------------    ------------    ------------    ------------    -----------

BALANCE, DECEMBER 31, 1994                 335,372      1,676,860      2,483,783        (539,617)      5,706,127       9,327,153

Cash dividends, $.90 per share                --             --             --              --          (301,835)       (301,835)

Change in fair value for the period           --             --             --           540,223            --           540,223

Net income for 1995                           --             --             --              --           592,818         592,818
                                          ------------   ------------    ------------    ------------    ------------    ---------

BALANCE, DECEMBER 31, 1995                 335,372      1,676,860      2,483,783             606       5,997,110      10,158,359

Cash dividends, $1.00 per share               --             --             --              --          (335,372)       (335,372)

Change in fair value for the period           --             --             --           139,962            --           139,962

Net income for 1996                           --             --             --              --           858,763         858,763
                                      ------------   ------------    ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 1996                 335,372   $  1,676,860   $  2,483,783    $    140,568     $ 6,520,501     $10,821,712
                                      ============   ============    ============    ============    ============    ============






                      The accompanying notes are an integral part of the
                       consolidated financial statements.

                           M & M FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                       1996            1995            1994
                                                                    --------------  --------------  -------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                           $    858,763    $    592,818    $    (60,735)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation and amortization                                429,692         409,519         333,431
      (Gain) loss on sale of securities                               --          (139,544)         50,086
      Provision for loan losses                                    180,000          38,890         273,971
      Amortization less accretion on securities                     26,993         (69,006)        198,142
      Deferred income taxes                                        (35,961)         17,483          48,357
      Foreclosed asset valuation expense                              --            18,417           4,224
      Gain on disposition of foreclosed assets                     (25,369)           --              --
      (Increase) decrease in interest receivable                  (218,285)        179,951         533,145
      Increase (decrease) in interest payable                      293,749         267,081         (26,760)
      Increase in other assets                                    (105,976)       (982,995)       (549,107)
      Increase (decrease) in other liabilities                     (81,623)       (238,673)        477,146
                                                              ------------    ------------    ------------
        Net cash provided by operating activities                1,321,983          93,941       1,281,900
                                                              ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available-for-sale                --        21,702,952       4,762,694
  Proceeds from maturities of securities available-for-sale     10,798,945       7,389,026       2,593,361
  Purchases of securities available-for-sale                    (8,954,269)    (16,154,008)    (13,866,752)
  Proceeds from maturities of securities held-to-maturity          702,500       8,976,276      12,358,460
  Purchases of securities held-to-maturity                            --        (5,908,470)    (14,715,798)
  Net (increase) decrease in loans made to customers           (19,550,025)    (17,770,768)      5,895,906
  Net (increase) decrease in deposits in other banks              (500,000)           --           850,000
  Purchases of premises and equipment                             (200,564)       (240,523)       (595,282)
  Proceeds on disposition of foreclosed assets                     108,588         218,353         391,691
  Proceeds from sale of premises and equipment                        --              --             5,587
        Net cash used by investing activities                  (17,594,825)     (1,787,162)     (2,320,133)
                                                              ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposit accounts                   11,388,893       4,764,235      (3,830,392)
  Net increase (decrease) in securities sold under
    repurchase agreements and short-term borrowings             (1,165,095)     (1,073,534)      2,972,405
  Proceeds of advances from the Federal Home Loan Bank           5,000,000            --              --
  Payments to merger dissenters                                       --              --          (274,044)
  Payments for fractional shares                                      --              --            (1,474)
  Cash dividends paid                                             (335,372)       (301,835)       (313,561)
                                                              ------------    ------------    ------------
        Net cash provided (used) by financing activities        14,888,426       3,388,866      (1,447,066)
                                                              ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (1,384,416)      1,695,645      (2,485,299)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     9,348,244       7,652,599      10,137,898
                                                              ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                        $  7,963,828    $  9,348,244    $  7,652,599
                                                              ============    ============    ============








         The accompanying notes are an integral part of the consolidated financial statements.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION - The accompanying consolidated financial statements include the accounts of M&M Financial Corporation (the Company), a bank holding company, and its wholly-owned subsidiaries; First National South (the Bank), and Marion National Investment Corporation. The principal business activity of the Company and the Bank is to provide commercial banking services to domestic markets, principally in the counties of Marion, Horry and Florence, South Carolina. In consolidation, all significant intercompany items and transactions have been eliminated.

USE OF ESTIMATES - In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the carrying amount of real estate acquired in connection with foreclosures or in satisfaction of loans. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SECURITIES HELD-TO-MATURITY - Investment securities classified as held-to-maturity are carried at cost adjusted for amortization of premiums and accretion of discounts, both computed by the straight - line method. Management has the intent and the Company has the ability to hold designated investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

SECURITIES AVAILABLE-FOR-SALE - Securities classified as available-for-sale by the Company are carried at amortized cost and adjusted to estimated fair value by recording the aggregate unrealized gain or loss in a valuation account. Management does not actively trade and may not hold securities available-for-sale until maturity. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the gain or loss from a sales transaction.

LOANS - Loans are stated at their unpaid principal balance. Substantially all interest income is computed using the simple interest method and is recorded in the period earned. When serious doubt exists as to the collectibility of a loan or a loan is 90 days past due, the accrual of interest income is generally discontinued unless the estimated net realizable value of the collateral is sufficient to assure collection of the principal balance and accrued interest. When interest accruals are discontinued, income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses.

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company's investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to a valuation account. The accrual of interest is discontinued on an impaired loan when management determines that the borrower may be unable to meet payments as they become due.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- CONTINUED

ALLOWANCE FOR LOAN LOSSES - Management provides for losses on loans through specific and general charges to operations and credits such charges to the allowance for loan losses. Specific provision for losses is determined for identified loans based upon estimates of the excess of the loan's carrying value over the net realizable value of the underlying collateral. General provision for loan losses is estimated by management based upon factors including industry loss experience for similar lending categories, actual loss experience, delinquency trends, as well as prevailing and anticipated economic conditions. While management uses the best information available to make evaluations, future adjustment to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. Delinquent loans are charged against the allowance at the time they are determined to be uncollectible. Recoveries are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation. Gain or loss on retirement of premises and equipment is recognized in the statements of income when incurred. Expenditures for maintenance and repairs are charged to expense; betterments and improvements are capitalized. Depreciation charges are computed on both the straight-line and accelerated methods over the estimated useful lives as follows:

    Building and improvements          -    15-33 years
    Furniture, fixtures and equipment  -      5-20 years

OTHER REAL ESTATE OWNED - Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in-substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral, and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is carried at the lower of cost (fair value at the date of foreclosure) or estimated fair value minus estimated costs to sell. Any write-downs at the date of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent changes in the valuation allowance, and gains and losses on disposal are included in other expenses.

INVESTMENTS IN EQUITY SECURITIES - Other assets include the costs of the Company's investments in the stock of the Federal Reserve Bank and the Federal Home Loan Bank. The stocks have no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required for national banks. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. At December 31, 1996 and 1995, the investment in Federal Reserve Bank stock was $113,300. At December 31, 1996 and 1995, the investment in Federal Home Loan Bank stock was $735,300 and $489,800, respectively. Dividends received on Federal Reserve Bank stock and Federal Home Loan Bank stock are included in other income.

INCOME TAXES - The income tax provision is the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses, depreciable premises and equipment, deferred compensation, and the unrealized gain or loss on securities available-for-sale. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- CONTINUED

CASH FLOW INFORMATION - For purposes of reporting cash flows in the consolidated financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 1996, 1995 and 1994, the Company paid $4,063,179, $3,572,137, and
$2,946,018 respectively, for interest. In 1996, 1995 and 1994, the Company made tax payments of $119,000, $3,952 and $151,891, respectively.

Supplemental noncash investing and financing activities are as follows:

During 1996, the Company transferred property with a carrying amount of $46,275 from other real estate owned to premises and equipment. During 1995 and 1994, the Company transferred loans totaling $68,219, and $81,777, respectively, to other real estate owned.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company has entered into off-balance- sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of time deposits in other banks, loans receivable, securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in Marion, Horry and Florence Counties, South Carolina and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or its corporations. The Company places its deposits and correspondent accounts with and sells its federal funds to high credit quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

PER SHARE AMOUNTS - Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.

RECLASSIFICATIONS - Certain captions and amounts in the 1995 and 1994 consolidated financial statements were reclassified to conform with the 1996 presentation.

During 1996, certain equity securities owned by the Company began trading on a national exchange creating a ready market for the shares. The Company's investment was included in other assets at cost as of December 31, 1995 and 1994. In 1996, the investment was reclassified to securities available-for-sale and is carried at its fair value as of December 31, 1996.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. At December 31, 1996 and 1995, the required cash reserve was $971,000 and $833,000, respectively, and was satisfied by vault cash on hand and amounts due from the Federal Reserve Bank, both of which are reported in the financial statements as cash and cash equivalents.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - BUSINESS COMBINATION

Effective July 27, 1994, the Company completed the acquisition of Davis National Bank (Davis) with assets totaling $57,394,016. The Company issued 144,232 shares of its common stock for all of the issued and outstanding shares of Davis. This acquisition was accounted for as a pooling of interests. Accordingly, the Company's financial statements reflect the results of Davis for all periods presented prior to the merger.

NOTE 4 - INVESTMENT SECURITIES

Securities available-for-sale at December 31, 1996 and 1995 consist of the following:


                                                               Gross         Gross       Estimated
                                              Amortized      Unrealized    Unrealized      Fair
                                                Cost           Gains         Losses        Value

DECEMBER 31, 1996
Equity securities                            $    67,468   $   254,348   $      --     $   321,816
U.S. Treasury securities                       2,448,037        36,463          --       2,484,500
Securities of other U.S. Government
  agencies and corporations                   14,446,568          --          13,750    14,432,818
Obligations of states and local government     1,297,629        39,912          --       1,337,541
Mortgage-backed securities                    16,509,555          --          88,407    16,421,148
                                             -----------   -----------   -----------   -----------

       Total                                 $34,769,257   $   330,723   $   102,157   $34,997,823
                                             ===========   ===========   ===========   ===========

DECEMBER 31, 1995
U.S. Treasury securities                     $ 6,058,815   $    70,279   $      --     $ 6,129,094
Securities of other U.S. Government
  agencies and corporations                   11,154,357          --          52,225    11,102,132
Obligations of states and local government     1,299,787        71,014          --       1,370,801
Mortgage-backed securities                    18,050,857       141,621       229,704    17,962,774
                                             -----------   -----------   -----------   -----------

       Total                                 $36,563,816   $   282,914   $   281,929   $36,564,801
                                             ===========   ===========   ===========   ===========


There were no sales of securities available-for-sale in 1996. For the years ended December 31, 1995 and 1994, aggregate realized gains on sales of securities available-for-sale were $179,804 and $0, respectively. Aggregate realized losses were $40,260 and $50,086 in 1995 and 1994, respectively. Proceeds from sales of securities available-for-sale were $21,702,952 and $4,762,694 in 1995 and 1994, respectively.

Securities held-to-maturity at December 31, 1996 and 1995 consist of the following:



                                                                                  Gross            Gross         Estimated
                                                                   Amortized     Unrealized       Unrealized        Fair
                                                                    Cost           Gains            Losses          Value

DECEMBER 31, 1996:
Obligations of states and local government                      $3,344,422       $119,430        $   -           $3,463,852
                                                                ==========       ========        =====           ==========

DECEMBER 31, 1995:
Obligations of states and local government                      $4,060,676       $170,687        $2,519          $4,228,844
                                                                ==========       ========        ======          ==========


For the years ended December 31, 1996, 1995, and 1994, there were no sales of securities held-to-maturity.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT SECURITIES - CONTINUED

The following table summarizes the maturities of securities available-for-sale and held-to-maturity as of December 31, 1996, based on the contractual maturities. Actual maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.


                                                   Securities                       Securities
                                                 Available-for-Sale               Held-to-Maturity
                                                                 Estimated                    Estimated
                                                 Amortized          Fair          Amortized      Fair
                                                    Cost            Value          Cost         Value

Due in one year or less                           $ 3,938,001   $ 3,939,335   $   240,187   $   241,489
Due after one year but within five years            9,638,593     9,693,521     2,502,545     2,586,565
Due after five years but within ten years                --            --         419,190       423,719
Due after ten years                                 4,615,640     4,622,003       182,500       212,079
Mortgage-backed securities                         16,509,555    16,421,148          --            --
Equity securities                                      67,468       321,816          --            --
                                                  -----------   -----------   -----------   -----------
           Total                                  $34,769,257   $34,997,823   $ 3,344,422   $ 3,463,852
                                                  ===========   ===========   ===========   ===========

Effective November 15, 1995, the Financial Accounting Standards Board permitted a one-time opportunity for financial institutions to reassess their investment portfolios and change the classification of their debt securities from held-to-maturity to available-for-sale without bringing into question the intent to hold other securities to maturity. In response, management transferred securities having an amortized cost of $18,606,148 from the held-to-maturity to available-for-sale category. The redesignation of securities had no effect on net income or earnings per share.

At December 31, 1996 and 1995, investment securities having an amortized cost of approximately $23,350,545 and $21,808,000, respectively, and an estimated market value of approximately $23,405,919 and $21,892,000, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

NOTE 5 - LOANS RECEIVABLE

Loans receivable at December 31, 1996 and 1995, are summarized as follows:

                                            1996            1995
                                       --------------  ----------

Commercial                           $   55,300,370  $   49,966,753
Real estate - construction                3,296,039       1,127,091
Consumers                                22,326,538      10,250,360
                                     --------------  --------------

           Total loans               $   80,922,947  $   61,344,204
                                     ==============  ==============

The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan", and Statement of Financial Accounting Standards No. 118, "Accounting By Creditors for Impairment of a Loan - Income Recognition and Disclosures" as of January 1, 1995. These statements identify how creditors should measure and account for impaired loans. Under SFAS 114 and 118, impairment of loans should be measured at the present value of the expected future cash flows discounted at the loan's effective interest rate or at fair value of the collateral if the loan is collateral dependent.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE - CONTINUED

Loans are defined as impaired when "based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." All loans are subject to this criteria except for "smaller-balance homogeneous loans that are collectively evaluated for impairment" and loans "measured at fair value or at the lower of cost or fair value." The Company considers its consumer installment portfolio, credit cards and home equity lines as meeting this criteria. Therefore, the real estate and commercial loan portfolios are primarily affected by these Statements.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. At December 31, 1996 and 1995, management reviewed its problem loan watch list and determined that no impairment on loans existed that would have a material effect on the Company's consolidated financial statements.

The accrual of interest is discontinued on impaired loans when management anticipates that a borrower may be unable to meet the obligations of the note. Accrued interest through the date the interest is discontinued is reversed. Subsequent interest earned is recognized only to the point that cash payments are received. All payments are applied to principal if the ultimate amount of principal is not expected to be collected.

As of December 31, 1996 and 1995, management had placed loans totaling $710,834 and $784,388, respectively, in nonaccrual status because the loans were not performing as originally contracted. However, no impairment has been recognized because management has determined that the discounted value of expected proceeds from the sale of collateral, typically real estate, exceeds the carrying amount of these loans. Loans that were past due 90 days or more and still accruing interest were $11,916 and $70,611 for December 31, 1996 and 1995, respectively.

An analysis of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994, is as follows:


                                                 1996            1995            1994
                                             --------------  --------------  ----------

    Balance, beginning of year              $      818,637  $      726,097  $    1,466,894
    Provision for loan losses                      180,000          38,890         273,971
    Recoveries of charged-off loans                 65,203         314,798          89,392
    Loans charged off                              (36,485)       (261,148)     (1,104,160)
                                            --------------  --------------  --------------

    Balance, end of year                    $    1,027,355  $      818,637  $      726,097
                                            ==============  ==============  ==============

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments are commitments to extend credit and letters of credit and have elements of risk in excess of the amount recognized in the balance sheet. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

At December 31, 1996 and 1995, the Company had unfunded commitments, including standby letters of credit, to extend credit totaling $17,682,492 and $14,198,442, respectively. At December 31, 1996 the Company was not committed to lend additional funds to borrowers owing nonaccrual loans.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1996 and 1995, consists of the following:
                                              1996            1995
                                       --------------  -----------

Land                                   $      720,764  $      674,489
Office and buildings                        3,515,952       3,437,671
Furniture and equipment                     3,183,260       3,064,687
Construction in process                         3,000               -
                                       --------------  --------------
           Total                            7,422,976       7,176,847
Less, accumulated depreciation              3,714,401       3,292,879
                                       --------------  --------------

Premises and equipment, net            $    3,708,575  $    3,883,968
                                       ==============  ==============

Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $422,232, $408,809 and $333,431, respectively.

NOTE 7 - DEPOSITS

At December 31, 1996 and 1995, certificates of deposit of $100,000 or more totaled approximately $10,106,220 and $8,118,000, respectively. Interest expense on these deposits was approximately $464,938, $361,900 and $223,700 in 1996, 1995 and 1994, respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

1997                                 $   45,834,775
1998                                      4,576,836
1999                                        416,262
2000                                        112,716
2001 and thereafter                          29,980
                                     --------------

           Total                     $   50,970,569
                                     ==============

NOTE 8 - SHORT-TERM BORROWINGS

Securities sold under agreements to repurchase generally mature within one to fourteen days from the transaction date. During 1996, the daily average of securities sold under repurchase agreements was $9,126,157, and the maximum amount outstanding at any month end was $11,797,184. A third party provides safekeeping services for the Company and maintains possession of the securities.

As of December 31, 1996, the amortized cost and market value of the securities underlying the agreement were $11,880,811 and $11,842,726, respectively.

At December 31, 1996, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $8,500,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The Company also had available to it an unused commitment from the Federal Home Loan Bank totaling $5,000,000.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - ADVANCE FROM THE FEDERAL HOME LOAN BANK

As of December 31, 1996, the Bank owes $5,000,000 on an advance from the Federal Home Loan Bank which originated on May 22, 1996. The terms of the agreement are monthly interest payments based on a fixed interest rate of 5.82%. The principal payment on the borrowing is due May 22, 1997. As collateral, the Bank has pledged its portfolio of first mortgage loans on one-to-four family residential properties aggregating approximately $13,236,481 and its investment in Federal Home Loan bank stock which is included in other assets.

NOTE 10 - RELATED PARTY TRANSACTIONS:

Certain parties (primarily directors, executive officers, principal stockholders and their associates) were loan customers and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and generally do not involve more than normal risk of collectibility. Total loans and commitments outstanding to related parties at December 31, 1996 and 1995, were $1,166,826 and $1,227,222, respectively. During 1996, $1,411,225 of new loans were made to related parties and repayments totaled $1,471,621.

NOTE 11 - CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1996, management is not aware of any unaccrued pending or threatened litigation, or unasserted claims that could result in losses, if any, that would be material to the consolidated financial statements.

NOTE 12 - RESTRICTION ON SUBSIDIARY DIVIDENDS

Banking regulations restrict the amount of dividends the Bank may pay to the Company. Dividends paid by the Bank to the Company are payable from undivided profits. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any year exceeds the bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the two preceding years. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are restricted.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES

Income tax expense included in the income statements for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:


                                                       1996            1995            1994
                                                   --------------  --------------  --------


Currently payable:
  Federal                                          $      255,457  $      141,052  $     (259,672)
  State                                                    43,847          28,815           7,952
                                                   --------------  --------------  --------------
                                                          299,304         169,867        (251,720)
                                                   --------------  --------------  --------------
Deferred:
  Federal                                                  38,141         317,595        (220,152)
  State                                                    13,518          38,076         (69,300)
                                                   --------------  --------------  --------------
                                                           51,659         355,671        (289,452)
                                                   --------------  --------------  --------------

           Income tax expense (benefit)            $      350,963  $      525,538  $     (541,172)
                                                   ==============  ==============  ==============

Income tax expense is allocated as follows:
   To continuing operations                        $      263,343  $      187,350  $     (203,363)
   To stockholders' equity                                 87,620         338,188        (337,809)
                                                   --------------  --------------  --------------

           Income tax expense (benefit)            $      350,963  $      525,538  $     (541,172)
                                                   ==============  ==============  ==============


A summary of the Company's deferred tax accounts as of December 31, 1996 and 1995 follows:

                                                   1996            1995
                                                --------------  --------

   Deferred tax assets                      $      546,549  $      480,773
   Deferred tax liabilities                        200,388          82,953
   Valuation allowance                             193,764         193,764

The principal sources of temporary differences in 1996, 1995, and 1994, and the related deferred tax effects are as follows:


                                                 1996            1995            1994
                                               --------------  --------------  --------


Provision for bad debts                         $    (29,904) $     9,805    $ 269,400
Tax depreciation in excess of book depreciation       32,206         (697)     (19,990)
Valuation allowance on foreclosed property            22,083      (13,774)      32,477
Alternative minimum tax                               36,940       18,602        4,798
Retirement plans                                      37,093       10,922     (141,673)
Other net                                           (134,379)      (7,375)      11,938
                                                   ---------    ---------    ---------

           Temporary differences attributable to
              continuing operations                  (35,961)      17,483      156,950

           Change in valuation allowance                --           --       (108,593)
                                                    ---------    ---------    ---------

Deferred tax expense (benefit) attributable to
   continuing operations                             (35,961)      17,483       48,357

Deferred tax expense (benefit) attributable to
   stockholders' equity                               87,620      338,188     (337,809)
                                                   ---------    ---------    ---------

           Change in deferred income taxes         $  51,659    $ 355,671    $(289,452)
                                                  =========     =========    =========



                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES - CONTINUED

 A reconciliation of the income tax provision and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:


                                                  1996            1995            1994
                                                --------------  --------------  --------

Income tax at the statutory rate                $      381,516  $      265,257  $      (89,793)
State income tax, net of federal benefit                32,859          44,148          17,168
Tax exempt interest income                            (106,594)       (124,745)       (130,876)
Disallowed interest expense                             22,038          17,787          12,022
Merger expenses                                              -               -         124,779
Change in valuation allowance                                -               -        (108,593)
Other, net                                             (66,476)        (15,097)        (28,070)
                                                --------------  --------------  --------------

           Total                                $      263,343  $      187,350  $     (203,363)
                                                ==============  ==============  ==============

NOTE 14 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 1996, 1995 and 1994 are summarized below:


                                           1996            1995            1994
                                       --------------  --------------  -----------

Stationary and banking supplies      $      199,714  $      185,669  $      208,703
Federal deposit insurance assessment          2,054         106,783         222,273
Directors' fees                              97,718          96,450          88,900
Professional fees                           167,446         111,703         589,455
Marketing and advertising                   182,774         106,599          67,003
Insurance and bonds                          68,330          81,484          88,788
Other real estate expense                         -          67,751          69,755
Other                                       742,889         658,225         896,964
                                     --------------  --------------  --------------

           Total                     $    1,460,925  $    1,414,664  $    2,231,841
                                     ==============  ==============  ==============


NOTE 15 - EMPLOYEE BENEFIT PLANS

The Company has a trusteed defined contribution retirement savings and profit sharing (401k) plan covering substantially all full-time employees. Annual expense provisions are based primarily upon employee participation and earnings of the Company. The Company's policy is to fund retirement plan contributions as accrued. In 1996, 1995, and 1994, retirement plan expense totaled approximately $145,469, $154,982 and $89,849, respectively.

The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's average compensation for the last five highest consecutive years out of the last ten years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE BENEFIT PLANS - CONTINUED

The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996, 1995 and 1994:


                                                                        1996            1995            1994
                                                                    --------------  --------------  --------

ACTUARIAL PRESENT VALUE OF
  BENEFIT OBLIGATIONS:

Actuarial present value of benefit obligation:
  Vested benefits                                                   $      792,282  $      659,234  $      884,060
  Nonvested benefits                                                       100,964          75,959          85,087
                                                                    --------------  --------------  --------------
                                                                    $      893,246  $      735,193  $      969,147
                                                                    ==============  ==============  ==============

Projected benefit obligation                                        $   (1,319,587) $   (1,222,416) $   (1,498,190)
Plan assets at fair value                                                1,422,261       1,105,263       1,209,349
                                                                    --------------  --------------  --------------
Plan assets in excess of (less than) projected benefit obligation          102,674        (117,153)       (288,841)
Unrecognized net gain from past experience different from
  that assumed and effects of change in assumptions                          7,226         196,067         438,640
Unrecognized net pension asset being recognized over 15 years             (162,905)       (186,063)       (209,221)
                                                                       ----------        ---------    -------------

Accrued pension cost                                                $     (53,005) $      (107,149) $      (59,422)
                                                                    ==============  ==============  ==============

Funding/expensing differential:
  Accrued pension liability, beginning of year                          $(107,149)        $(59,422)     $       93
  Contribution                                                            199,613          107,255          23,334
  Pension expense                                                        (145,469)        (154,982)        (82,849)
                                                                    --------------  --------------  --------------
  Accrued pension liability, end of year                            $     (53,005) $      (107,149) $      (59,422)
                                                                    ==============  ==============  ==============

Net pension expense included in the following components:
  Service costs - benefits earned during the period                      $170,145          $156,537     $   91,075
  Interest cost on projected benefit obligation                            79,463            73,618         83,355
  Actual return on plan assets                                            (88,528)          (69,998)       (80,794)
  Net amortization of transition asset                                    (23,158)          (23,158)       (22,352)
  Recognition of loss on plan assets                                            -               -            5,571
  Amortization of prior service cost                                       17,983            17,983          5,994
  Amortization of gain                                                    (10,436)                -              -
                                                                    --------------  --------------  --------------
                                                                    $      145,469  $      154,982  $       82,849
                                                                    ==============  ==============  ==============
Actuarial assumptions:
  Weighted average discount rate                                            7.40%            7.40%           7.00%
  Expected long-term rate of return on plan assets                          7.40%            7.00%           7.00%
  Rate of increase in future compensation levels                            5.00%            5.00%           5.00%


NOTE 16 - CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CAPITAL REQUIREMENTS - CONTINUED

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common stockholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 1996, the most recent notification from the Bank's primary regulator categorized the Bank as well- capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital ratios of the Bank and the regulatory minimum requirements at December 31, 1996.
                                       Tier 1           Total          Tier 1
                                     Risk-Based      Risk-Based      Leverage

Actual ratios:                          11.82 %      13.00 %         7.76 %
Regulatory minimum:
  For capital adequacy purposes          4.00        8.00            4.00
  To be well capitalized under
    prompt corrective action provisions   6.00       10.00           5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17- M & M FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Condensed financial statements for M & M Financial Corporation (Parent Company
Only) as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995, and 1994 follow:

                                 BALANCE SHEETS


                                                                1996            1995

                                                            --------------  ----------

ASSETS

  Cash and cash equivalents                              $      145,015  $      110,288
  Investment in subsidiaries                                 10,419,431       9,951,342
  Securities available-for-sale                                 321,816               -
  Other assets                                                   33,374          96,729
                                                         --------------  --------------

           Total assets                                  $   10,919,636  $   10,158,359
                                                         ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities                                            $       97,924  $            -
                                                         --------------  --------------

  Common stock                                                1,676,860       1,676,860
  Capital surplus                                             2,483,783       2,483,783
  Unrealized gain on securities available
    for sale, net                                               140,568             606
  Retained earnings                                           6,520,501       5,997,110
                                                         --------------  --------------
           Total stockholders' equity                        10,821,712      10,158,359
                                                         --------------  --------------

           Total liabilities and stockholders' equity    $   10,919,636  $   10,158,359
                                                         ==============  ==============



                              STATEMENTS OF INCOME


                                                                         1996            1995             1994
                                                                    --------------  --------------  ----------


Income:
  Dividend income                                                   $      360,372  $      359,991  $      592,806
  Other income                                                              14,835          20,642               -
                                                                    --------------  --------------  --------------
                                                                           375,207         380,633         592,806
Expenses:
  Other expenses                                                               995           4,225           3,110
                                                                    --------------  --------------  --------------

Income before income taxes and equity in undistributed
  earnings and losses of subsidiaries                                      374,212         376,408         589,696

Income tax (provision) benefit - allocated from
  consolidated return                                                            -          (5,581)            990
                                                                    --------------  --------------  --------------

Income before equity in undistributed earnings and
  losses of subsidiaries                                                   374,212         370,827         590,686

Equity in undistributed earnings and losses of subsidiaries                484,551         221,991        (651,421)
                                                                      ---------------   ---------         ---------

Net income (loss)                                                   $      858,763  $      592,818  $      (60,735)
                                                                    ==============  ==============    ==============


                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - M & M FINANCIAL CORPORATION (PARENT COMPANY ONLY) -  CONTINUED

                            STATEMENTS OF CASH FLOWS


                                                                          1996               1995            1994
                                                                   ---------------      -----------       -------

Operating activities:
  Net income (loss)                                                 $      858,763  $      592,818  $      (60,735)
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Equity in undistributed earnings and losses of subsidiaries        (484,551)        (221,991)         651,421
     (Increase) decrease  in other assets                                      -            18,546            (546)
                                                                    --------------  --------------  --------------

Net cash provided by operating activities                                  374,212         389,373         590,140
                                                                    --------------  --------------  --------------

Investing activities:
  Proceeds from sale of premises                                                 -          29,346              -
  Purchase of securities available-for-sale                                 (4,113)         (8,074)             -
                                                                    --------------  --------------  --------------

Net cash provided (used) by investing activities                            (4,113)         21,272              -
                                                                      -------------        --------  --------------

Financing activities:
  Cash dividends paid                                                     (335,372)       (301,835)       (313,561)
  Payments to merger dissenters                                                  -               -        (274,044)
  Payments for fractional shares                                                 -               -          (1,474)
                                                                    --------------  --------------  --------------

Net cash used by financing activities                                     (335,372)       (301,835)       (589,079)
                                                                    --------------  --------------  --------------

Net increase in cash and cash equivalents                                   34,727         108,810           1,061

Cash and cash equivalents, beginning of year                               110,288           1,478             417
                                                                    --------------  --------------  --------------

Cash and cash equivalents, end of year                              $      145,015  $      110,288  $        1,478
                                                                    ==============  ==============  ==============



NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

In December 1991, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 107 (SFAS 107), "Disclosures About Fair Value of Financial Instruments." SFAS 107 extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value.

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

CASH AND DUE FROM BANKS - The carrying amount is a reasonable estimate of fair value.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

FEDERAL FUNDS SOLD - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

TIME DEPOSITS WITH OTHER BANKS - The carrying value is a reasonable estimate of fair value.

INVESTMENT SECURITIES - The fair values of securities held-to-maturity are based on quoted market prices or dealer quotes. For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

LOANS - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

SHORT-TERM BORROWINGS - The carrying value is a reasonable estimate of fair value.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Securities sold under agreements to repurchase generally have an original term to maturity of less than 30 days, and, therefore their carrying value is a reasonable estimate of fair value.

ADVANCE FROM THE FEDERAL HOME LOAN BANK - The carrying value is a reasonable estimate of fair value.

ACCRUED INTEREST RECEIVABLE AND PAYABLE - The carrying value of these instruments is a reasonable estimate of fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit are issued on a short-term or floating rate basis.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1996 and December 31, 1995 are as follows:

                                                                 December 31, 1996                  December 31, 1995
                                               ----------------------------------------------------------------------
                                                  Carrying         Estimated         Carrying         Estimated
                                                   Amount          Fair Value         Amount         Fair Value

FINANCIAL ASSETS:
   Cash and due from banks                     $    7,263,828    $    7,263,828   $     6,598,244   $    6,598,244
   Federal funds sold                                 700,000           700,000         2,750,000        2,750,000
   Time deposits with other banks                     800,000           800,000           300,000          300,000
   Securities available-for-sale                   34,997,823        34,997,823        36,564,801       36,564,801
   Securities held-to-maturity                      3,344,422         3,463,852         4,060,676        4,228,844
   Loans                                           80,922,947        80,596,947        61,344,204       61,624,204
   Allowance for loan losses                       (1,027,355)       (1,027,355)         (818,637)        (818,637)
   Accrued interest receivable                      1,207,411         1,207,411           989,126          989,126

FINANCIAL LIABILITIES:
   Demand deposit, interest-bearing transaction,
     and savings accounts                      $   56,502,438    $   56,502,438   $    51,959,490   $   51,959,490
   Time deposits                                   50,970,568        51,013,568        44,124,623       44,190,623
   Short-term borrowings                              549,095           549,095           470,577          470,577
   Securities sold under repurchase agreements      8,534,279         8,534,279         9,777,892        9,777,892
   Advance from the Federal Home Loan Bank          5,000,000         5,000,000                -                 -
   Accrued interest payable                           933,401           933,401           639,652          639,652

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit                  $    17,682,492   $    17,682,492   $    14,198,442   $   14,198,442



NOTE 19 - SUBSEQUENT EVENT

On February 28, 1997, the Bank purchased a parcel of land in Florence for $441,000 for the purpose of constructing a branch office. The construction of a branch in Florence by the Company would be subject to the approval of the OCC.