Form 10KSB, Exhibit 13
period 1997-12-31
M&M FINANCIAL CORP /SC/
filed 1998-03-31
CIK 919162

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


(Dollars in thousands
except per share amounts)                           1997          1996           1995          1994         1993
                                                ----------    ----------    -----------   -----------   --------

Income Statement Data:
Interest income                                 $   11,555    $    9,420    $     8,233   $     7,121   $    7,585
Interest expense                                     5,418         4,357          3,839         2,919        3,088
Net interest income                                  6,137         5,063          4,394         4,202        4,497
Provision for loan losses                              800           180             39           274          885
Net interest income after
  provision for loan losses                          5,337         4,883          4,355         3,928        3,612
Noninterest income                                   1,921         1,330          1,276         1,270        1,511
Noninterest expense                                  5,628         5,091          4,851         5,462        4,672
Income tax expense (benefit)                           503           263            187          (203)          20
Net income (loss)                                    1,127           859            593           (61)         431
Basic and diluted earnings (loss) per share(1)        1.12          0.85           0.59         (0.06)        0.43
Cash dividends paid                                    369           335            302           314          280
Cash dividends per share(1)                           0.37          0.33           0.30          0.31         0.28

Balance Sheet Data:

Assets                                          $  156,271    $  133,914    $   117,815   $   113,616   $  115,213
Gross loans outstanding                            105,427        80,923         61,344        43,607       50,599
Allowance for loan losses                              927         1,027            819           726        1,467
Time deposits in other banks                           300           800            300           300        1,150
Investment securities                               32,875        38,342         40,625        55,544       47,802
Deposits:
  Interest-bearing                                 111,524        89,548         78,714        73,316       77,976
  Noninterest-bearing                               18,958        17,925         17,370        18,004       17,173
Stockholders' equity                                11,688        10,822         10,158         9,327       10,517

Other Data:

Nonperforming loans                             $      473    $      723    $       855   $     1,859   $    2,009
Loan loss reserve to
  nonperforming loans                               195.86%       142.15%         95.79%        39.05%       73.02%

(1) - Share data have been restated to reflect the three-for-one stock split on July 1, 1997.

                           M & M FINANCIAL CORPORATION

                     Management's Discussion And Analysis of
                  Financial Condition And Results of Operation

Safe Harbor for Forward-Looking Statements: Statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature, are intended to be and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

                              Basis of Presentation

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

                                     General

M & M Financial Corporation is a bank holding company headquartered in Marion, South Carolina The principal business activity of the Company and the Bank is to provide commercial banking services to domestic markets, principally in the counties of Marion, Horry and Florence, South Carolina. The Company pursues a community banking business which is characterized by personalized service and local decision-making and emphasizes the banking needs of individuals and small to medium-sized businesses. During 1997 the Company opened a new branch in Florence, South Carolina (the "new branch").

                              Results Of Operations

Year Ended December 31, 1997 Compared With Year Ended December 31, 1996

For the year ended December 31, 1997, net interest income was $6,137,243, an increase of $1,073,704, or 21.2%, from the prior year. The improvement is related to an increase in the volume of interest earning assets and an increase in the yields on interest earning assets due to an increase in the percentage of loans to total earning assets. For 1997, average loans comprised 70.9% of average earning assets compared to 61.6% for 1996. The improvement in interest income was partially offset by the increase in interest expense due to the increase in both the volume of and rates paid on interest-bearing liability accounts. Interest expense was $5,418,294, an increase of $1,061,366, or 24.36%, from the prior year. The increase was due mainly to a $17,263,000 increase in average interest-bearing deposits during 1997 and the Company's increased use of borrowings from the Federal Home Loan Bank as a funding source. The increase in the volume of both assets and liabilities is attributable to management's ability to strengthen its influence in the Company's market area and the Company's emphasis on growth.

The influence of the factors above had the effect of increasing the interest rate spread 23 basis points to 3.97% and increasing the net interest margin 14 basis points to 4.57% for the year ended December 31, 1997.

The provision for loan losses is the charge to operating earnings that management feels is necessary to maintain the allowance for possible loan losses at an adequate level. The 1997 provision for loan losses was $800,000, or $620,000 higher than in 1996. The increase in the loan loss provision was due mainly to one asset-based loan of approximately $827,000 which eventually defaulted and to the growth in the loan portfolio-particularly commercial loans.

                           M & M FINANCIAL CORPORATION

                              Results Of Operations

Noninterest income increased $591,995 to $1,921,413 in 1997 from $1,329,418 in 1996. Most of the increase was attributable to a gain of $266,232 that the Company realized on the sale of selected available-for-sale securities. The Company's purchase of additional Federal Home Loan Bank stock during 1997 in order to meet the borrowing requirements of the Federal Home Loan Bank resulted in an increase of $72,931 in dividend income. During the first quarter of 1997, the Company began charging customers of other banks for use of its ATM's. These charges generated approximately $52,260 of additional fee income. Due to the Company's continued emphasis on securities sales through its brokerage department, fees from these sales were $154,756 in 1997 compared to $101,387 for 1996, an increase of $53,369. Additionally, noninterest income for 1997 was favorably impacted by the $101,907 increase in service charges on deposit accounts. The increase in these service charges was attributable to the opening of the new branch in Florence, the increase in demand deposit accounts, and an emphasis on charging customers for writing checks on insufficient funds.

For the year ended December 31, 1997, noninterest expense was $5,628,380, an increase of $537,529, or 10.6%, over the $5,090,851 recorded in 1996. The increase in noninterest expense was attributable mainly to the continuing growth of the Company. The largest component of noninterest expense is salaries and benefits which increased $255,149 to $3,039,928 for the year. Most of the increase was due to the hiring of employees to staff the new branch and several experienced loan officers from larger regional banks to increase loan business.

The Company's total income tax expense for 1997 was $502,874, an increase of $239,531 from the 1996 income tax expense of $263,343. The effective tax rates for 1997 and 1996 were 30.8% and 23.5%, respectively. The increase was partially attributable to a decrease in tax-exempt income as a percentage of income before income taxes.

The combination of the factors above resulted in net income for the year ended December 31, 1997 of $1,127,402, or $1.12 per share, as compared to $858,763 or $0.85 per share for the year ended December 31, 1996.

Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

For the year ended December 31, 1996, net interest income was $5,063,539, an increase of $669,379, or 15.2%, from the prior year. Management attributes the increase to a continuing favorable mix of interest earning assets in 1996. Investments in securities were reduced, and more emphasis was placed on increasing loans which traditionally have higher returns than other interest-earning assets. During 1996, the Company earned 8.25% on earning assets, an increase of 46 basis points from 1995.

The Company's interest rate spread for the year ended December 31, 1996 was 3.74% and was 31 basis points higher than for the year ended December 31, 1995. The net interest margin in 1996 was 4.43% compared to 4.16% in 1995. The improvements in the interest rate spread and the net interest margin were primarily attributable to an increase in loan volumes.

The 1996 provision for loan losses was $180,000, or $141,110 higher than in 1995. The increase in the loan loss provision was due mainly to the growth in the loan portfolio.

                           M & M FINANCIAL CORPORATION

                              Results Of Operations

Noninterest income increased $53,125 to $1,329,418 in 1996 from $1,276,293 in 1995. Brokerage department commissions on sales of securities during 1996 were $101,387, an increase of $72,582 over the amount recorded in 1995. These increased commissions were the primary source of the overall increase in noninterest income. The Company also realized a $25,369 gain on the sale of foreclosed property in 1996. Other categories of noninterest income increased due to the growth of the Company. The increases were offset by the $45,595 decrease in service charges on deposit accounts due to a new fee structure on checks drawn on insufficient funds and by the $139,544 decrease in the gain on the sale of securities because there were no sales of securities from the investment portfolio during 1996.

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

The Company's total income tax expense for 1996 was $263,343, an increase of $75,993 from the 1995 income tax expense of $187,350. This increase resulted primarily from increased income before taxes. The effective tax rates for 1996 and 1995 were 23.5% and 24.0%, respectively.

The combination of the factors above resulted in net income for the year ended December 31, 1996 of $858,763 or $0.85 per share as compared to $592,818 or $0.59 per share for the year ended December 31, 1995.

                               Net Interest Income

The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Company's net interest margin.

The following tables set forth, for the periods indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

                           M & M FINANCIAL CORPORATION

                               Net Interest Income

The following tables, "Comparative Average Balances, Yields and Rates" and "Rate/Volume Analysis," provide information on specific factors affecting the Company's net interest income.

Comparative Average Balances, Yields and Rates

                                                               1997                                     1996
                                                ---------------------------------         ---------------------------------
                                                  Average                  Yield/            Average                Yield/
(Dollars in thousands)                            Balance     Interest      Rate             Balance    Interest     Rate
                                                ---------     --------    -------         ----------   ---------   ------

Assets:
Interest-earning deposits in other banks        $   1,251     $    100       7.99%        $    1,448   $     118      8.15%
Taxable securities (1)                             32,324        2,040       6.31             34,390       2,078      6.04
Tax-exempt securities (1)                           3,782          224       5.92              4,848         296      6.11
Federal funds sold                                  1,720           97       5.64              3,146         195      6.20
Loans (2)                                          95,162        9,094       9.56             70,406       6,733      9.56
                                                ---------     --------                    ----------   ---------
   Total interest-earning assets                  134,239       11,555       8.61            114,238       9,420      8.25
                                                ---------     --------                    ----------   ---------
Cash and due from banks                             5,527                                      5,037
Allowance for loan losses                          (1,170)                                      (928)
Premises and equipment                              4,270                                      3,823
Other real estate owned                                 -                                         49
Other assets                                        4,569                                      3,494
                                                ---------                                 ----------
   Total assets                                 $ 147,435                                 $  125,713
                                                =========                                 ==========

Liabilities and Stockholders' Equity:
Interest-bearing deposits                       $ 101,354        4,574       4.51%        $   84,091       3,717      4.42%
Advances from FHLB                                  9,397          550       5.85              3,060         181      5.92
Other borrowings                                    6,036          294       4.87              9,592         459      4.79
                                                ---------     --------                    ----------   ---------
   Total interest-bearing liabilities             116,787        5,418       4.64             96,743       4,357      4.50
                                                ---------     --------                    ----------   ---------
Noninterest-bearing deposits                       18,063                                     16,937
Accrued interest and other liabilities              1,244                                      1,430
Stockholders' equity                               11,341                                     10,603
                                                ---------                                 ----------
   Total liabilities and stockholders' equity    $147,435                                 $  125,713
                                                 ========                                 ==========
Net interest income/interest rate spread(3)                   $  6,137       3.97%                     $   5,063      3.74%
                                                              ========    =======                      =========   =======
Net interest margin(4)                                                       4.57%                                    4.43%
                                                                          =======                                  =======

(1) Yields on securities are computed at their nominal rates and have not been adjusted for tax rate differences.
(2) The effects of loans in non-accrual status and fees collected are not significant to the computations.
(3) Interest rate spread is the difference between the average yield on interest-earning assets and the average effective rate paid on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

                           M & M FINANCIAL CORPORATION

                               Net Interest Income

Rate/Volume Analysis

The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities affected the Company's interest income and interest expense during the periods indicated. Information is provided on impacts in each category attributable to
(a) changes due to volume  (change in volume  multiplied  by prior period rate),
(b) changes due to rates (change in rates multiplied by prior period volume) and
(c) changes in rate and volume (change in rate multiplied by the change in volume).

                                               1997 Compared to 1996
                                           Due to increase (decrease) in
                                                                                               Volume/
(Dollars in thousands)                                                 Volume       Rate        Rate       Total
                                                                       ------       ----        ----       -----
Interest income:
  Time deposits in other banks                                       $    (16)   $      (2)  $       0   $     (18)
  Taxable securities                                                     (125)          92          (5)        (38)
  Tax-exempt securities                                                   (65)          (9)          2         (72)
  Federal funds sold                                                      (88)         (18)          8         (98)
  Loans                                                                 2,367           (5)         (1)      2,361
                                                                     --------    ---------   ---------   ---------
      Total interest income                                             2,073           58           4       2,135
                                                                     --------    ---------   ---------   ---------
Interest expense:
  Interest bearing deposits                                               763           78          16         857
  Advances from FHLB                                                      375           (2)         (4)        369
  Other borrowings                                                       (170)           8          (3)       (165)
                                                                     --------    ---------   ---------   ---------
      Total interest expense                                              968           84           9       1,061
                                                                     --------    ---------   ---------   ---------

Net interest income                                                  $  1,105    $     (26)  $      (5)  $   1,074
                                                                     ========    =========   =========   =========


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
                                                                     ========    =========   =========   =========

                           M & M FINANCIAL CORPORATION

                               Net Interest Income

Interest Rate Risk And Sensitivity

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments generally followed the fluctuations in market rates in 1997 and 1996. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company's sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. Within an acceptable range of the balance between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater is the interest rate risk that is assumed; and the greater is the positive or negative impact of interest rate fluctuations on liquidity and earnings.

Interest rate sensitivity management is concerned with both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to insure the adequacy of net interest income and to control the risks associated with movements in interest rates. The following table, "Interest Rate Sensitivity Analysis,"displays the Company's static gap, or the difference between the amount of assets and liabilities which reprice or mature within a specified time interval. No adjustments have been made to allow for the effects of probable calls, prepayments on mortgage-backed securities, or any other option or timing related considerations. The table indicates that, on a cumulative basis through twelve months, unadjusted rate-sensitive liabilities exceeded unadjusted rate-sensitive assets, resulting in a liability sensitive position at the end of 1997 of $77,615,000. The table may not be indicative of the Company's position at other points in time. For a bank with a liability sensitive position, or negative static gap, falling interest rates would generally be expected to have a positive effect on net interest income and rising interest rates would generally be expected to have the opposite effect.

Interest Rate Sensitivity Analysis

                                             Interest Sensitive                    Non Interest Sensitive
                                   Less than       4-6           7-12           1-5           Over 5
(Dollars in thousands)              3 months      months        months         years         years        Total
                                  ----------    ----------    ----------    -----------   -----------   -------
Interest-earning assets:
  Deposits in other banks         $    1,520    $      100    $      200    $         -   $         -   $    1,820
  Investment securities                2,390           496         1,749         13,282        14,958       32,875
  Loans, net of unearned
     income                           12,264         8,872        11,119         53,314        19,858      105,427
                                  ----------    ----------    ----------    -----------   -----------   ----------
    Total                             16,174         9,468        13,068    $    66,596   $    34,816   $  140,122
                                  ----------    ----------    ----------    ===========   ===========   ==========

Interest-bearing liabilities:
  Interest-bearing deposits           73,927        13,258        20,679    $     3,660   $         -   $  111,524
  Advances from FHLB                   5,000           500           500          4,000             -       10,000
  Short-term borrowings                2,461             -             -              -             -        2,461
                                  ----------    ----------    ----------    -----------   -----------   ----------
    Total                             81,388        13,758        21,179    $     7,660   $         -   $  123,985
                                  ----------    ----------    ----------    ===========   ===========   ==========

Interest sensitivity gap          $  (65,214)   $   (4,290)   $   (8,111)
                                  ==========    ==========    ==========

Cumulative interest
  sensitivity gap                 $  (65,214)   $  (69,504)   $  (77,615)
                                  ==========    ==========    ==========

Gap ratio                               0.20          0.69          0.62

Cumulative gap ratio                    0.20          0.27          0.33

                           M & M FINANCIAL CORPORATION

                                    Liquidity

Liquidity is the ability to meet cash obligations through the maturity, or sometimes sale, of assets or the acquisition of liabilities. The Company manages liquidity at the banking subsidiary level. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be converted into cash at minimal cost. These assets include amounts due from banks and federal funds sold. Some liquidity is provided from maturing loans; however, the most manageable source of liquidity is liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company's market area. Core deposits, which are all deposits except individual certificates of deposit in excess of $100,000, are a relatively stable source of liquidity. Certificates of deposit in excess of $100,000 are considered a less stable source of liquidity because they are on occasion more sensitive to interest rate changes than are other deposit accounts. As of December 31, 1997, the Bank also had unused lines of credit to purchase federal funds from unrelated banks totaling $9,500,000 and an unused commitment from the Federal Home Loan Bank totaling $10,000,000 available to it as secondary sources of liquidity. Management believes the Company's liquidity sources adequately meet its operational needs.

The Bank is required by regulation to maintain an average cash reserve balance computed as a percentage of deposits. This requirement is met by vault and teller cash and amounts due from the Federal Reserve Bank, both of which are reported as cash equivalents on the Company's consolidated balance sheet.

As a bank holding company, the Company's ability to pay dividends and meet its cash obligations is primarily dependent upon the earnings of the Bank. Most of the cash dividends have been paid in the past, and most future dividends will be paid, from the earnings of the Bank. For a national bank, prior approval of the Comptroller of the Currency is required if the total of all dividends declared in any year exceed the Bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the two preceding years.

                                Capital Resources

The Company uses several ratios as indicators of capital strength. The most commonly used measure is average common equity to average assets which was 7.7% during 1997 and 8.4% during 1996. The decrease in this ratio reflects the fact that average asset growth has outpaced equity growth from earnings. Average assets grew 17.3% in 1997 while equity increased 6.9%. In 1998 management plans to formally assess its capital levels to assure continued capital adequacy for current and projected growth.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common stockholders' equity, excluding the unrealized gain(loss) on available-for-sale securities, minus intangible assets. The Company's Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The holding company and the Bank are also required to maintain capital at a minimum level based on average total assets (as defined), which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. The Bank is also required to meet specific capital guidelines to be well-capitalized under the regulatory framework for prompt corrective action.

                           M & M FINANCIAL CORPORATION

                                Capital Resources

The  Federal   Reserve   guidelines   contain  an  exemption  from  the  capital
requirements for bank holding companies with less than $150 million in consolidated assets. Accordingly, prior to 1997, the Company was not subject to the Federal Reserve's minimum requirements.

Both the Company and the Bank exceeded the fully phased-in regulatory ratios at December 31, 1997 and 1996, as set forth in the following table.

Capital Ratios

                                                                                                            To Be Well
                                                                                                        Capitalized Under
                                                                                  For Capital           Prompt Corrective
                                                           Actual              Adequacy Purposes        Action Provisions
(Dollars in thousands)                               Amount       Ratio        Amount      Ratio        Amount       Ratio
                                                   ----------    -------    -----------   -------     ----------    ------
December 31, 1997
  The Company
    Total capital (to risk weighted assets)         $12,366      10.81%   $     9,154       8.0%    $      N/A          -%
    Tier 1 capital (to risk weighted assets)         11,440      10.00          4,577       4.0            N/A          -
    Tier 1 capital (to average assets)               11,440       7.32          6,254       4.0            N/A          -

  The Bank
    Total capital (to risk weighted assets)          12,136      10.60          9,156       8.0         11,445       10.0
    Tier 1 capital (to risk weighted assets)         11,209       9.79          4,578       4.0          6,867        6.0
    Tier 1 capital (to average assets)               11,209       7.19          6,235       4.0          7,794        5.0

December 31, 1996
  The Company
    Total capital (to risk weighted assets)         $11,708      13.29%   $     7,047       8.0%    $      N/A          -%
    Tier 1 capital (to risk weighted assets)         10,681      12.13          3,524       4.0            N/A          -
    Tier 1 capital (to average assets)               10,681       8.04          5,315       4.0            N/A          -

  The Bank
    Total capital (to risk weighted assets)          11,403      13.00          7,016       8.0          8,771       10.0
    Tier 1 capital (to risk weighted assets)         10,376      11.83          3,508       4.0          5,262        6.0
    Tier 1 capital (to average assets)               10,376       7.82          5,307       4.0          6,634        5.0

At December 31, 1997, the Company's stockholders' equity was $11,688,358, an increase of $866,646 from December 31, 1996. The increase stems from the net income for 1997, less cash dividends paid to stockholders, and the positive effects of the valuation allowance on securities available-for-sale in the amount of $108,153.

At December 31, 1997, the Company had no significant commitments for capital expenditures.

                           M & M FINANCIAL CORPORATION

                              Investment Securities

Note 4 to the Company's Consolidated Financial Statements presents the book value of investment securities by category as of December 31, 1997 and 1996. The following table summarizes the carrying value, maturities and weighted average yields of the Company's investment securities, excluding equity securities, at December 31, 1997. Yields on tax-exempt securities have been adjusted to reflect the pre-tax equivalent yields.

                                                                     Available-for-Sale            Held-to-Maturity
                                                                     ------------------            ----------------
                                                                       Carrying                    Carrying
                                                                        Amount    Yield            Amount    Yield
                                                                        ------    -----            ------    -----
U.S. Treasury Securities
Due in one year or less                                          $     1,002,500   7.28%
Due after one year but within five years                               6,093,281   5.98
Due after five years but within ten years                              1,000,625   6.01
                                                                 ---------------
  Total                                                          $     8,096,406   6.14
                                                                 ---------------

Securities of Other U.S. Government
  Agencies and Corporations
Due in one year or less                                          $     2,679,471   5.66
Due after one year but within five years                               4,948,052   6.28
Due after ten years                                                    3,793,531   5.92
                                                                 ---------------
  Total                                                          $    11,421,054   6.01
                                                                 ---------------

Obligations of States and Local Governments
Due in one year or less                                          $       297,767  10.66     $       655,006   9.84%
Due after one year but within five years                                 267,869  10.74           1,972,309   8.98
Due after five years but within ten years                                      -      -             234,924   4.01
Due after ten years                                                            -      -             111,597  12.55
                                                                 ---------------            ---------------
  Total                                                          $       565,636  10.70     $     2,973,837   8.87
                                                                 ---------------            ---------------

Total Securities
Due in one year or less                                          $     3,979,738   6.44     $       655,006   9.84
Due after one year but within five years                              11,309,202   6.22           1,972,309   8.98
Due after five years but within ten years                              1,000,625   6.01             234,924   4.01
Due after ten years                                                    3,793,531   5.92             111,597  12.55
Mortgage-backed securities                                             9,628,265   5.93                   -      -
                                                                 ---------------            ---------------
   Total securities                                              $    29,711,361   6.11     $     2,973,837   8.87
                                                                 ===============            ===============

                                 Loan Portfolio

The Company extends credit primarily to consumers and small businesses in three contiguous but distinctly different counties in eastern South Carolina. The service area is mixed in nature. The economy in Marion County includes agriculture, timber, light manufacturing, and local government activities. Marion County is adjacent to Horry County, a county dominated by tourist, recreational and retirement activities. Florence County is also adjacent to Marion County. Florence County is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care and distribution facilities. The Company is affected by the economic influences of the components of its market area. Except for recent increases in commercial and residential construction activity in the Myrtle Beach area of Horry County, no particular category or segment of these economies previously described are expected to grow or contract disproportionately in 1998.

                           M & M FINANCIAL CORPORATION

                                 Loan Portfolio

Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural lending is limited to seasonal activity. Real estate loans are primarily construction loans and loans secured by real estate. Commercial loans are spread across a variety of industries with no significant concentrations existing by industry or customer type other than in the hotel/motel industry. Loans to borrowers in this industry are $10,843,010 or 10.3% of the total loan portfolio. There have been no adverse economic developments that have affected these customers' repayment capability. Loans in this industry are performing as agreed. Note 5 to the Company's Consolidated Financial Statements presents separately the amount of loans by category as of December 31, 1997 and 1996.

Loans, the largest component of earning assets, represented 70.9% of average earning assets and 64.5% of average total assets during 1997 compared with 61.6% and 56.0%, respectively, during 1996. The Company has focused on growth in its market area, loan quality and expansion of existing customer relationships. These efforts enabled loans to increase to $105,427,377 at December 31, 1997, a 30.3% increase over the $80,922,947 amount reported for year-end 1996.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 1997 and related interest rate characteristics:

                                                 Less than          One to           After
                                                  one year         five years        five years          Total
                                                  --------         ----------        ----------          -----

Commercial loans                                $   28,010,355   $   44,369,469    $   15,739,668  $    88,119,492
Real estate - construction                           2,986,810           38,448           987,549        4,012,807
Consumer and other                                   1,256,842        8,907,169         3,131,067       13,295,078
                                                --------------   --------------    --------------  ---------------
                                                $   32,254,007   $   53,315,086    $   19,858,284  $   105,427,377
                                                ==============   ==============    ==============  ===============
Loans maturing after one year with:
  Fixed interest rates                                                                             $    52,494,854
  Variable interest rates                                                                               20,678,516
                                                                                                   ---------------

    Total                                                                                          $    73,173,370
                                                                                                   ===============


                     Provision And Allowance for Loan Losses

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

                           M & M FINANCIAL CORPORATION

                     Provision And Allowance For Loan Losses

The following is an analysis of activity in the allowance for loan losses for the years ended December 31, 1997 and 1996:

Summary of Loan Loss Experience

                                                                                       1997              1996
                                                                                  ---------------   --------------
Net loans outstanding at the end of the year                                      $   105,427,377   $   80,922,947
                                                                                  ===============   ==============

Average amount of loans outstanding during the year                               $    95,162,041      $70,406,181
                                                                                  ===============   ==============

Allowance for loan losses, beginning of year                                      $     1,027,355   $      818,637
                                                                                  ---------------   --------------
Loans charged off:
  Commercial                                                                              902,003           17,004
  Real estate, construction                                                                     -                -
  Consumer                                                                                 57,421           19,481
                                                                                  ---------------   --------------
     Total loans charged off                                                              959,424           36,485
                                                                                  ---------------   --------------
Recoveries of loans previously charged off                                                 58,704           65,203
                                                                                  ---------------   --------------
        Net charge-offs (recoveries)                                                      900,720          (28,718)
                                                                                  ---------------   --------------

Provision charged to operations                                                           800,000          180,000
                                                                                  ---------------   --------------

Allowance for loan losses, end of year                                            $       926,635   $    1,027,355
                                                                                  ===============   ==============

The following is a summary of nonperforming assets at December 31, 1997 and 1996:

                                                                                        1997             1996
                                                                                  ---------------   --------------
   Nonaccrual loans - (all loans are collateralized)                              $       473,103   $      710,834
   Accruing loans 90 days or more past due                                                      -           11,916
   Loans impaired                                                                               -                -
   Restructured loans                                                                           -                -
   Other real estate owned                                                                      -                -
                                                                                  ---------------   --------------

      Total nonperforming assets                                                  $       473,103   $      722,750
                                                                                  ===============   ==============

Nonperforming assets have decreased significantly in recent years. These decreases were primarily the result of the disposal of other real estate owned and improved loan quality. As of December 31, 1997 and 1996, nonperforming assets to total loans and other real estate owned was 0.45% and 0.89%, respectively.

Ratios
  Net charge-offs to average loans outstanding                                               0.95%           -0.04%
  Net charge-offs to loans at end of year                                                    0.85            -0.04
  Allowance for loan losses to average loans outstanding                                     0.97             1.46
  Allowance for loan losses to loans, end of year                                            0.88             1.27
  Net charge-offs to allowance for loan losses                                              97.20            -2.80
  Net charge-offs to provisions for loan losses                                            112.59           -15.95
  Allowance for loan losses to nonperforming loans                                         195.86           142.15

                           M & M FINANCIAL CORPORATION

                     Provision And Allowance for Loan Losses

In 1997, the Company increased the allowance for loan losses by a charge to operations of $800,000. The Company has concluded that this provision, combined with the quality of its loan underwriting processes, its loan monitoring and administration mechanisms, and its aggressive charge off policy, is sufficient to maintain its allowance for loan losses at an adequate level. Measured as a percentage of loans outstanding, the allowance for loan losses at the end of the year decreased from 1.27% at December 31, 1996 to 0.88% at December 31, 1997.

For 1997 the Company had net charge-offs of $900,720, compared to net recoveries of $28,718 for 1996. The amount of charge-offs in 1997 was largely attributable to one Business Manager loan that originated in the first quarter of 1997. In December 1997, management determined that the loan was not collectible and charged off the balance of $826,671. Management does not believe that the increase in loan charge-offs is indicative of any future trend. Although management cannot determine the exact amount of loans to be charged off in the future, it knows some loans will continue to be charged off due to the risks associated with extending credit.

At December 31, 1997 and 1996, the Company's internal review mechanism had identified $4,904,483 and $4,066,439, respectively, of criticized and classified loans. These are loans as to which known information about possible credit problems of the borrowers cause management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms, which may result in such loans becoming non-performing loans. Included in this amount are $3,425,674 and $1,751,459, respectively, of loans graded by the Company as "other loans especially mentioned", the least severe credit grading category. The Company is not aware of any common condition or problem among the potentially problem borrowers. This internal review process is the primary determining factor in management's assessment of the adequacy of the allowance for loan losses. Except for the information used by management in its internal review process, management is not aware of any further information about any material credits which causes management to have serious doubts as to the ability of borrowers to comply with the loan repayment terms. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing its risk grading system.

The Company's provision and allowance for loan losses is subjective in nature and relies on judgments and assumptions about risk elements in the portfolio, the Company's charge-off history, future economic conditions and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall economic conditions in the service area. Management is not aware of any trends, material risks or uncertainties affecting the loan portfolio, nor is management aware of any information about any significant borrowers which causes serious doubts as to the ability of the borrowers to comply with the loan repayment terms. It should be noted however that no assurances can be made that future charges to the allowance for loan losses or provision for loan losses may not be significant to a particular accounting period. At December 31, 1997 and 1996, management considered the allowance for loan losses adequate based on its judgements, evaluations and analysis of the loan portfolio.

                           M & M FINANCIAL CORPORATION

                             Average Daily Deposits

The following table summarizes the Company's average daily deposits for the years ended December 31, 1997 and 1996. The 1997 totals include certificates of deposit over $100,000 which at December 31, 1997 totaled approximately $16,294,857. Of this total, $9,449,021 had scheduled maturities within three months, $1,746,865 within four to six months, $4,773,971 within seven to twelve months and $325,000 thereafter.

                                                                      1997                           1996
                                                        -----------------------------    ----------------------------
                                                          Average           Average         Average        Average
                                                            Amount          Rate Paid         Amount       Rate Paid
                                                            ------          ---------         ------       ---------

Noninterest-bearing demand                              $    18,062,755           -%     $    16,937,418         -%
Interest-bearing transaction accounts                        28,583,650        3.37           21,623,547      3.13
Savings                                                      16,682,701        3.11           15,656,646      3.00
Certificates of deposit                                      56,087,786        5.50           46,810,808      5.49
                                                        ---------------                  ---------------

    Total                                               $   119,416,892                  $   101,028,419
                                                        ===============                  ===============

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

                                                  1997             1996
                                                 ------           -----
Return on average assets                           0.76%            0.68%
Return on average equity                           9.94             8.10
Dividend payout ratio                             32.72            39.05
Equity to assets ratio                             7.69             8.43

                              Short-term Borrowings

At December 31, 1997 and 1996, the Company had borrowings characterized as securities sold under agreements to repurchase aggregating $1,072,526 and $8,534,279, respectively. The weighted average interest rate paid was 4.78% and 4.76%, for the years ended December 31, 1997 and 1996, respectively. Additionally, the Company had $6,000,000 and $5,000,000 in fixed-rate advances from the Federal Home Loan Bank due to mature within one year at December 31, 1997 and 1996, respectively.

                                 Long-term Debt

The Company had $4,000,000 in fixed-rate advances from the Federal Home Loan Bank as of December 31, 1997 scheduled to be repaid in more than one year.

                             Accounting Rule Changes

Earnings Per Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 128, "Earnings Per Share," effective for years ending after December 15, 1997. SFAS 128 simplifies the standards for computing earnings per share and makes them comparable to international earning per share standards. It also requires the dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation.

                           M & M FINANCIAL CORPORATION

                             Accounting Rule Changes

Basic   earnings   per  share  is  computed  by  dividing   net  income  by  the
weighted-average number of shares outstanding for the period excluding the effects of any dilutive potential common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company's stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

SFAS 128 became effective for the Company as of December 31, 1997. SFAS 128 had no effect on earnings per share data for prior years because the Company previously had a simple capital structure.

Comprehensive Income. In June 1997, the FASB released SFAS 130, "Reporting Comprehensive Income." SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is the change in equity of a business during a period from transactions and other events and circumstances from nonowner sources and excludes investments by owners and distributions to owners. Comprehensive income consists of two components-net income and other comprehensive income. Other comprehensive income includes, among other things, the change in the unrealized gain or loss on securities available for sale.

This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

                               Impact Of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company and its subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                                  The Year 2000

During  1997,  the  Company  commenced  a year 2000 date  conversion  project to address all necessary code changes, testing and implementation. Failure to address the issue could result in computer applications which fail or create erroneous results by or at the year 2000. Bank regulators have established minimum guidelines for banks in addressing the year 2000 issue. The regulators are monitoring the progress of banks in complying with these guidelines and have the option of taking regulatory action for banks which have not made satisfactory progress in addressing the year 2000 issue. The Company is utilizing both internal and external resources to identify, correct, and test the systems for the year 2000 compliance. The Company has contacted its primary processing vendors, and the vendors have developed plans to address processing of transactions in the year 2000. Additionally, in the normal course of business, management decided to replace its outdated core banking software beginning in the fourth quarter of 1998. The vendor for the new core software has certified that it will be fully capable of correctly processing transactions in the year 2000. Management has assessed the anticipated year 2000 compliance expenses and does not expect them to have a material effect on the Company's earnings. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized over the software's useful life.

                        TOURVILLE, SIMPSON & HENDERSON
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 8567
                               1615 PICKENS STREET
                         COLUMBIA, SOUTH CAROLINA 29202
                             TELEPHONE (803)252-3000
                                FAX (803)254-0211

WILLIAM E. TOURVILLE, CPA                                   MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CFE, CCP                        PRIVATE COMPANIES
LEWIS M. HENDERSON, CPA                                        PRACTICE SECTIONS


CHRISTOPHER G. SPEAKS, CPA
R. JASON CASKEY, CPA
STARLENE W. WATSON, CPA
FRANK D. THOMAS, CPA




                        REPORT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
M & M Financial Corporation
Marion, South Carolina


We have audited the accompanying consolidated balance sheets of M & M Financial Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of M & M Financial Corporation as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                             Tourville, Simpson & Henderson



Columbia, South Carolina
March 9, 1998

                           M & M FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                      ASSETS
                                                                                                      1997                  1996
                                                                                                --------------       ---------------
Cash and cash equivalents:
  Cash and due from banks ..............................................................        $   7,822,361         $   7,022,370
  Interest-bearing demand accounts with other banks ....................................            1,519,920               241,458
  Federal funds sold ...................................................................                    -               700,000
                                                                                                -------------         -------------
           Total cash and cash equivalents .............................................            9,342,281             7,963,828

Time deposits with other banks .........................................................              300,000               800,000

Investment securities:
  Securities available-for-sale ........................................................           29,901,275            34,997,823
  Securities held-to-maturity (estimated market value of $3,031,496 and
    $3,463,852 at December 31, 1997 and 1996, respectively) ............................            2,973,837             3,344,422
                                                                                                -------------         -------------
           Total investment securities .................................................           32,875,112            38,342,245

Loans receivable .......................................................................          105,427,377            80,922,947
  Less allowance for loan losses .......................................................             (926,635)           (1,027,355)
                                                                                                -------------         -------------
    Loans, net .........................................................................          104,500,742            79,895,592

Premises and equipment, net ............................................................            4,355,338             3,708,575
Accrued interest receivable ............................................................            1,256,335             1,207,411
Other assets ...........................................................................            3,640,886             1,996,546
                                                                                                -------------         -------------

           Total assets ................................................................        $ 156,270,694         $ 133,914,197
                                                                                                =============         =============

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
  Noninterest-bearing demand deposits ..................................................        $  18,958,066         $  17,925,223
  Interest-bearing demand deposits .....................................................           32,004,240            23,412,310
  Savings deposits .....................................................................           18,281,077            15,164,905
  Time deposits ........................................................................           61,238,686            50,970,568
                                                                                                -------------         -------------
           Total deposits ..............................................................          130,482,069           107,473,006
Short-term borrowings ..................................................................            2,461,432             9,083,374
Advances from the Federal Home Loan Bank ...............................................           10,000,000             5,000,000
Accrued interest and other liabilities .................................................            1,638,835             1,536,105
                                                                                                -------------         -------------
           Total liabilities ...........................................................          144,582,336           123,092,485
                                                                                                -------------         -------------

Stockholders' equity:
Common stock, $5 par value; 3,000,000 shares authorized;
  1,006,116 and 335,372 shares issued and outstanding at
  December 31, 1997 and 1996, respectively .............................................            5,030,580             1,676,860
Capital surplus ........................................................................            2,483,783             2,483,783
Unrealized gain on securities available-for-sale, net ..................................              248,721               140,568
Retained earnings ......................................................................            3,925,274             6,520,501
                                                                                                -------------         -------------
           Total stockholders' equity ..................................................           11,688,358            10,821,712
                                                                                                -------------         -------------

           Total liabilities and stockholders' equity ..................................        $ 156,270,694         $ 133,914,197
                                                                                                =============         =============

The accompanying notes are an integral part of the consolidated financial statements.

                           M & M FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                   1997                 1996                 1995
                                                                               -----------          -----------          -----------

Interest income:
  Loans, including fees .............................................          $ 9,093,815          $ 6,732,695          $ 5,126,826
  Securities, nontaxable ............................................              224,493              295,842              355,059
  Securities, taxable ...............................................            2,039,786            2,078,500            2,548,207
  Federal funds sold ................................................               97,026              195,563              147,178
  Time deposits with other banks and other ..........................              100,417              117,867               56,108
                                                                               -----------          -----------          -----------
           Total interest income ....................................           11,555,537            9,420,467            8,233,378
                                                                               -----------          -----------          -----------

Interest expense:
  Deposits ..........................................................            4,574,507            3,717,409            3,202,304
  Advances from the Federal Home Loan Bank ..........................              550,138              181,066               80,306
  Federal funds purchased and securities sold
    under repurchase agreements and other borrowings ................              293,649              458,453              556,608
                                                                               -----------          -----------          -----------
           Total interest expense ...................................            5,418,294            4,356,928            3,839,218
                                                                               -----------          -----------          -----------

Net interest income .................................................            6,137,243            5,063,539            4,394,160
Provision for loan losses ...........................................              800,000              180,000               38,890
                                                                               -----------          -----------          -----------
Net interest income after provision for loan losses .................            5,337,243            4,883,539            4,355,270
                                                                               -----------          -----------          -----------

Other income:
  Service charges on deposit accounts ...............................              798,621              735,481              781,076
  Commercial analysis charges .......................................              192,732              153,965              151,536
  Gain on sales of securities available-for-sale ....................              266,232                    -              139,544
  Commissions on sales of mutual funds and annuities ................              154,756              101,387               28,805
  Other income ......................................................              509,072              338,585              175,332
                                                                               -----------          -----------          -----------
           Total other income .......................................            1,921,413            1,329,418            1,276,293
                                                                               -----------          -----------          -----------

Other expense:
  Salaries and employee benefits ....................................            3,039,928            2,784,779            2,649,597
  Occupancy expense of premises .....................................              278,794              279,833              270,831
  Furniture and equipment expense ...................................              554,863              564,280              516,303
  Other operating expense ...........................................            1,754,795            1,461,959            1,414,664
                                                                               -----------          -----------          -----------
           Total other expense ......................................            5,628,380            5,090,851            4,851,395
                                                                               -----------          -----------          -----------

Income before income taxes ..........................................            1,630,276            1,122,106              780,168

Income tax provision ................................................              502,874              263,343              187,350
                                                                               -----------          -----------          -----------

Net income ..........................................................          $ 1,127,402          $   858,763          $   592,818
                                                                               ===========          ===========          ===========


Basic earnings per share ............................................          $      1.12          $      0.85          $      0.59

Diluted earnings per share ..........................................                 1.12                 0.85                 0.59


The accompanying notes are an integral part of the consolidated financial statements.

                           M & M FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                        Unrealized
                                                                                         Gain on
                                                                                         Securities                    Total
                                                         Common Stock     Capita         Available-      Retained    Stockholders'
                                              Shares        Amount        Surplus      for-Sale, net     Earnings      Equity
                                              ------        ------        -------      -------------     --------      ------

Balance, December 31, 1994 .............       335,372   $  1,676,860   $  2,483,783   $   (539,617) $   5,706,127   $ 9,327,153

Cash dividends, $0.30 per share ........             -              -              -              -       (301,835)     (301,835)

Change in fair value for the period ....             -              -              -        540,223              -       540,223

Net income for 1995 ....................             -              -              -              -        592,818       592,818
                                             ---------   ------------   ------------   ------------  -------------   -----------

Balance, December 31, 1995 .............       335,372      1,676,860      2,483,783            606      5,997,110    10,158,359

Cash dividends, $0.33 per share ........             -              -              -              -       (335,372)     (335,372)

Change in fair value for the period ....             -              -              -        139,962              -       139,962

Net income for 1996 ....................             -              -              -              -        858,763       858,763
                                             ---------   ------------   ------------   ------------  -------------   -----------

Balance, December 31, 1996 .............       335,372      1,676,860      2,483,783        140,568      6,520,501    10,821,712

Three-for-one stock split ..............       670,744      3,353,720              -              -     (3,353,720)            -

Cash dividends, $0.37 per share ........             -              -              -              -       (368,909)     (368,909)

Change in fair value for the period ....             -              -              -        108,153              -       108,153

Net income for 1997 ....................             -              -              -              -      1,127,402     1,127,402
                                             ---------   ------------   ------------   ------------  -------------   -----------

Balance, December 31, 1997 .............     1,006,116   $  5,030,580   $  2,483,783   $    248,721  $   3,925,274   $11,688,358
                                             =========   ============   ============   ============  =============   ===========



















The accompanying notes are an integral part of the consolidated financial statements.

                           M & M FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                    1997               1996                1995
                                                                               ------------        ------------        ------------
Cash flows from operating activities:
  Net income ...........................................................       $  1,127,402        $    858,763        $    592,818
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization ....................................            440,501             429,692             409,519
      Gain on sale of securities .......................................           (266,232)                  -            (139,544)
      Provision for loan losses ........................................            800,000             180,000              38,890
      Amortization less accretion on securities ........................            (40,955)             26,993             (69,006)
      Deferred income taxes ............................................            168,584             (35,961)             17,483
      Foreclosed asset valuation expense ...............................                  -                   -              18,417
      Gain on disposition of foreclosed assets .........................                  -             (25,369)                  -
      (Increase) decrease in interest receivable .......................            (48,924)           (218,285)            179,951
      Increase in interest payable .....................................            174,501             293,749             267,081
      (Increase) decrease in other assets ..............................         (1,167,332)            139,524            (678,495)
      Decrease in other liabilities ....................................            (71,771)            (81,623)           (238,673)
                                                                               ------------        ------------        ------------
        Net cash provided by operating activities ......................          1,115,774           1,567,483             398,441
                                                                               ------------        ------------        ------------

Cash flows from investing activities:
  Proceeds from sales of securities available-for-sale .................          5,272,801                   -          21,702,952
  Proceeds from maturities of securities available-for-sale ............          9,403,561          10,798,945           7,389,026
  Purchases of securities available-for-sale ...........................         (9,114,188)         (8,954,269)        (16,154,008)
  Proceeds from maturities of securities held-to-maturity ..............            388,003             702,500           8,976,276
  Purchases of securities held-to-maturity .............................                  -                   -          (5,908,470)
  Net increase in loans made to customers ..............................        (25,405,150)        (19,550,025)        (17,770,768)
  Net decrease (increase) in deposits in other banks ...................            500,000            (500,000)                  -
  Purchases of premises and equipment ..................................         (1,065,260)           (200,564)           (240,523)
  Proceeds on disposition of foreclosed assets .........................                  -             108,588             218,353
  Purchase of Federal Home Loan Bank Stock .............................           (735,300)           (245,500)           (304,500)
                                                                               ------------        ------------        ------------
        Net cash used by investing activities ..........................        (20,755,533)        (17,840,325)         (2,091,662)
                                                                               ------------        ------------        ------------

Cash flows from financing activities:
  Net increase in deposit accounts .....................................         23,009,063          11,388,893           4,764,235
  Net decrease in short-term borrowings ................................         (6,621,942)         (1,165,095)         (1,073,534)
  Proceeds of advances from the Federal Home Loan Bank .................          5,000,000           5,000,000                   -
  Cash dividends paid ..................................................           (368,909)           (335,372)           (301,835)
                                                                               ------------        ------------        ------------
        Net cash provided by financing activities ......................         21,018,212          14,888,426           3,388,866
                                                                               ------------        ------------        ------------

Net increase (decrease) in cash and cash equivalents ...................          1,378,453          (1,384,416)          1,695,645

Cash and cash equivalents, beginning of year ...........................          7,963,828           9,348,244           7,652,599
                                                                               ------------        ------------        ------------

Cash and cash equivalents, end of year .................................       $  9,342,281        $  7,963,828        $  9,348,244
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

    Building and improvements          -     15-40 years
    Furniture, fixtures and equipment  -      5-20 years

Investments in Equity Securities - Other assets include the costs of the Company's investments in the stock of the Federal Reserve Bank and the Federal Home Loan Bank. The stocks have no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required for national banks. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. At December 31, 1997 and 1996, the investment in Federal Reserve Bank stock was $113,300. At December 31, 1997 and 1996, the investment in Federal Home Loan Bank stock was $1,470,600 and $735,300, respectively. Dividends received on Federal Reserve Bank stock and Federal Home Loan Bank stock are included in other income.

Stock-Based Compensation - Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", issued in October 1995, allows a company to either adopt the fair value method or continue using the intrinsic valuation method presented under Accounting Principles Board ("APB") Opinion 25 to account for stock-based compensation. The fair value method recommended in SFAS 123 requires compensation cost to be measured at the grant date based on the value of the award and to be recognized over the service period. The intrinsic value method measures compensation cost based on the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to use APB Opinion 25 to account for stock options granted under the stock option plan adopted during 1997 and has disclosed in the footnotes pro forma net income and earnings per share information as if the fair value method had been used.

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

During  1997,  1996 and 1995,  the  Company  paid  $5,243,793,  $4,063,179,  and
$3,572,137 respectively, for interest. In 1997, 1996 and 1995, the Company made tax payments of $369,494, $119,000 and $3,952, respectively.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- continued

Supplemental noncash investing and financing activities are as follows:

During 1997, the Company transferred $3,353,720 from retained earnings to common stock in order to record the stock split (see Note 15).

During 1996, the Company transferred property with a carrying amount of $46,275 from other real estate owned to premises and equipment. During 1995, the Company transferred loans totaling $68,219 to other real estate owned.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off- balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of time deposits in other banks, loans receivable, securities, federal funds sold and amounts due from banks. Management is monitoring a concentration of loans in the hotel/motel industry that would be similarly affected by changes in economic conditions (See Note 5). Even though the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in Marion, Horry and Florence Counties, South Carolina and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or its corporations. The Company places its deposits and correspondent accounts with and sells its federal funds to high credit quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Per Share Amounts - Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period excluding the effects of any dilutive potential common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company's stock option plan are reflected in diluted earnings per share by the application of the treasury stock method. See Notes 2 and 18.

Reclassifications   -  Certain  captions  and  amounts  in  the  1996  and  1995 consolidated financial statements were reclassified to conform with the 1997 presentation.

All references in the condensed consolidated financial statements referring to shares, share prices, per-share amounts and stock plans have been adjusted retroactively for the three-for-one stock split. Additional information is presented in Note 15.

During 1996, certain equity securities owned by the Company began trading on a national exchange creating a ready market for the shares. The Company's investment was included in other assets at cost as of December 31, 1995. In 1996, the investment was reclassified to securities available-for-sale and is carried at its fair value as of December 31, 1996 and 1997.

NOTE 2 - CHANGE IN ACCOUNTING PRINCIPLE

In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share", effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 simplifies the standards for computing earnings per share (EPS) and makes them comparable to international EPS standards. It also requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The reconciliation of basic and diluted EPS is included in Note 18. SFAS 128 had no effect on earnings per share computations for prior years because the Company had a simple capital structure with no dilutive potential shares prior to 1997.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. At December 31, 1997 and 1996, the required cash reserve was $1,303,000 and $971,000, respectively, and was satisfied by vault cash on hand and amounts due from the Federal Reserve Bank, both of which are reported in the financial statements as cash and cash equivalents.

NOTE 4 - INVESTMENT SECURITIES

Securities available-for-sale at December 31, 1997 and 1996 consist of the following:

                                                                        Gross           Gross         Estimated
                                                      Amortized        Unrealized      Unrealized       Fair
                                                       Cost             Gains           Losses          Value
                                                     ------------    -------------    ------------    ------------
December 31, 1997
Equity securities .............................      $     27,879    $     162,035    $          -    $    189,914
U.S. Treasury securities ......................         8,024,831           71,575               -       8,096,406
Securities of other U.S. Government
  agencies and corporations ...................        11,346,175           74,879               -      11,421,054
Obligations of states and local government ....           550,500           15,136               -         565,636
Mortgage-backed securities ....................         9,547,467           80,798               -       9,628,265
                                                     ------------    -------------    ------------    ------------

       Total ..................................      $ 29,496,852    $     404,423    $          -    $ 29,901,275
                                                     ============    =============    ============    ============

December 31, 1996
Equity securities .............................      $     67,468    $     254,348    $          -    $    321,816
U.S. Treasury securities ......................         2,448,037           36,463               -       2,484,500
Securities of other U.S. Government
  agencies and corporations ...................        14,446,568                -          13,750      14,432,818
Obligations of states and local government ....         1,297,629           39,912               -       1,337,541
Mortgage-backed securities ....................        16,509,555                -          88,407      16,421,148
                                                     ------------    -------------    ------------    ------------

       Total ..................................      $ 34,769,257    $     330,723    $    102,157    $ 34,997,823
                                                     ============    =============    ============    ============

For the years ended December 31, 1997, 1996, and 1995, aggregate realized gains on securities available-for-sale were $266,232, $0, and $179,804, respectively. There were no realized losses in 1997 or 1996. Realized losses were $40,260 in 1995. Proceeds from sales of securities available-for-sale were $5,272,801, $0, and $21,702,952 in 1997, 1996, and 1995, respectively.

Securities held-to-maturity at December 31, 1997 and 1996 consist of the following:

                                                                          Gross            Gross        Estimated
                                                      Amortized        Unrealized       Unrealized         Fair
                                                        Cost              Gains            Losses          Value
                                                     ------------    -------------    -----------     ------------
December 31, 1997
Obligations of states and local government .....     $  2,973,837    $      57,659    $          -    $  3,031,496
                                                     ============    =============    ============    ============

December 31, 1996
Obligations of states and local government .....     $  3,344,422    $     119,430    $          -    $  3,463,852
                                                     ============    =============    ============    ============

For the years ended December 31, 1997, 1996 and 1995, there were no sales of securities held-to-maturity.

                           M & M FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT SECURITIES - continued

The following table summarizes the maturities of securities available-for-sale and held-to-maturity as of December 31, 1997, based on the contractual maturities. Actual maturities may differ from the contractual maturities because issuers or borrowers may have the right to call or prepay obligations with or without penalty.

                                                               Securities                    Securities
                                                           Available-for-Sale             Held-to-Maturity
                                                           ------------------             ----------------
                                                                       Estimated                       Estimated
                                                       Amortized        Fair            Amortized         Fair
                                                        Cost            Value            Cost            Value
                                                     ------------    -------------    ------------    ------------
Due in one year or less .........................    $  3,975,314    $   3,979,738    $    655,006    $    658,281
Due after one year but within five years ........      11,221,420       11,309,202       1,972,309       2,024,674
Due after five years but within ten years .......         987,193        1,000,625         234,924         236,944
Due after ten years .............................       3,737,579        3,793,531         111,598         111,597
Mortgage-backed securities ......................       9,547,467        9,628,265               -               -
Equity securities ...............................          27,879          189,914               -               -
                                                     ------------    -------------    ------------    ------------
           Total ................................    $ 29,496,852    $  29,901,275    $  2,973,837    $  3,031,496
                                                     ============    =============    ============    ============

Effective November 15, 1995, the Financial Accounting Standards Board permitted a one-time opportunity for financial institutions to reassess their investment portfolios and change the classification of their debt securities from held-to-maturity to available-for-sale without bringing into question the intent to hold other securities to maturity. In response, management transferred securities having an amortized cost of $18,606,148 from the held- to-maturity to available-for-sale category. The redesignation of securities had no effect on net income or earnings per share.

At December 31, 1997 and 1996, investment securities having an amortized cost of approximately $31,466,463 and $23,350,545, respectively, and an estimated market value of approximately $31,751,067 and $23,405,919, respectively, were pledged as collateral for advances from the Federal Home Loan Bank, to secure public deposits and for other purposes as required and permitted by law.

NOTE 5 - LOANS RECEIVABLE

Loans receivable at December 31, 1997 and 1996, are summarized as follows:
                                                      1997            1996
                                                --------------  --------------
Commercial .................................    $   88,119,492  $   55,300,370
Real estate - construction .................         4,012,807       3,296,039
Consumer ...................................        13,295,078      22,326,538
                                                --------------  --------------
           Total loans .....................    $  105,427,377  $   80,922,947
                                                ==============  ==============

Loans are defined as impaired when "based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." All loans are subject to this criteria except for "smaller-balance homogeneous loans that are collectively evaluated for impairment" and loans "measured at fair value or at the lower of cost or fair value." The Company considers its consumer installment portfolio, credit cards and home equity lines as such exceptions. Therefore, the real estate and commercial loan portfolios are the categories primarily subject to possible impairment.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. At December 31, 1997 and 1996, management reviewed its problem loan watch list and determined that no impairment on loans existed that would have a material effect on the Company's consolidated financial statements.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE - continued

A concentration of loans exists when there are direct or indirect obligations in a class of borrowers or industries that exceed 10% of total loans. Under this definition, the Bank has a concentration of credit in the hotel/motel industry. As of December 31, 1997, loans to the hotel/motel industry are $10,843,010 or 10.3% of gross loans outstanding and approximately 97% of the Bank's capital.

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

As of December 31, 1997 and 1996, management had placed loans totaling $473,103 and $710,834, respectively, in nonaccrual status because the loans were not performing as originally contracted. However, no impairment has been recognized because management has determined that the discounted value of expected proceeds from the sale of collateral, typically real estate, exceeds the carrying amount of these loans. Loans that were past due 90 days or more and still accruing interest were $0 and $11,916 for December 31, 1997 and 1996, respectively.

An analysis of the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                                                          1997                    1996                    1995
                                                                    --------------          --------------          --------------

    Balance, beginning of year ...............................      $    1,027,355          $      818,637          $      726,097
    Provision for loan losses ................................             800,000                 180,000                  38,890
    Recoveries of charged-off loans ..........................              58,704                  65,203                 314,798
    Loans charged off ........................................            (959,424)                (36,485)               (261,148)
                                                                    --------------          --------------          --------------

    Balance, end of year .....................................      $      926,635          $    1,027,355          $      818,637
                                                                    ==============          ==============          ==============

During 1996, the Company implemented a credit program in which it advances money to small businesses based on the outstanding accounts receivable of the business ("Business Manager"). Payments on the receivables are collected directly by the Bank. Per the credit agreements, the respective businesses are required to reduce the outstanding balances based on the aging of the receivables. As of December 31, 1997, total advances under this program totaled $1,558,519.

During 1997, the Company advanced money under this program to one Business Manager account that was not financially able to reduce its loan commitment. The Company restructured the loan but the customer was not able to support the payments as they became due. In December 1997, management determined that the loan was not collectible and charged off the remaining balance of $826,670.

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

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE - continued

The following table summarizes the Company's off-balance sheet financial instruments whose contract amounts represent credit risk:

                                                          December 31
                                                     1997             1996
                                                  --------------  --------------

Commitments to extend credit .................    $   18,033,790  $   17,668,992
Standby letters of credit ....................           355,000          13,500

At December 31, 1997, the Company was not committed to lend additional funds to borrowers who have loans in nonaccrual status.

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1997 and 1996, consists of the following:

                                                     1997             1996
                                                  --------------  --------------

Land .........................................    $    1,186,115  $      720,764
Office and buildings .........................         3,717,196       3,515,952
Furniture and equipment ......................         3,524,918       3,183,260
Construction in process ......................            50,579           3,000
                                                  --------------  --------------
           Total .............................         8,478,808       7,422,976
Less, accumulated depreciation ...............         4,123,470       3,714,401
                                                  --------------  --------------

Premises and equipment, net ..................    $    4,355,338  $    3,708,575
                                                  ==============  ==============

Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $418,497, $422,232 and $408,809, respectively.

NOTE 7 - DEPOSITS

At December 31, 1997 and 1996, time deposits of $100,000 or more totaled approximately $16,294,857 and $10,106,220, respectively. Interest expense on these deposits was approximately $750,102, $464,938 and $361,900 in 1997, 1996 and 1995, respectively.

At December 31, 1997, the scheduled maturities of time deposits are as follows:

1998 ........................................    $   57,578,241
1999 ........................................         3,253,142
2000 ........................................           270,799
2001 ........................................            58,158
2002 and thereafter .........................            78,346
                                                 --------------

           Total ............................    $   61,238,686
                                                 ==============

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings at December 31, 1997 and 1996 consists of the following:

                                                                                       1997                    1996
                                                                                    --------------         --------------

Securities sold under agreements to repurchase ..............................       $    1,072,326         $    8,534,279
Interest-bearing demand notes issued to the U.S. Treasury ...................            1,389,106                549,095
                                                                                    --------------         --------------

           Total ............................................................       $    2,461,432         $    9,083,374
                                                                                    ==============         ==============

Securities sold under agreements to repurchase generally mature within one to fourteen days from the transaction date. A third party provides safekeeping services for the Company and maintains possession of the securities. As of December 31, 1997, the amortized cost and market value of the securities underlying the agreements were $1,101,274 and $1,107,295, respectively.

At December 31, 1997, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $9,500,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The Bank also had available to it an unused commitment from the Federal Home Loan Bank totaling $10,000,000.

NOTE 9 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following at December 31, 1997:
                                                  Interest
Description                                         Rate              Balance
-----------                                       ---------       --------------

Fixed rate advances maturing:
  February 14, 1998 ......................          5.70%         $    5,000,000
  November 24, 2002 ......................          6.19               5,000,000
                                                                  --------------
           Total .........................                        $   10,000,000
                                                                  ==============

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

1998 ...........................    $    6,000,000
1999 ...........................         1,000,000
2000 ...........................         1,000,000
2001 ...........................         1,000,000
2002 ...........................         1,000,000
                                    --------------
                                    $   10,000,000
                                    ==============

As collateral, the Bank has pledged its portfolio of first mortgage loans on one-to-four family residential properties aggregating approximately $16,197,000 and $1,600,000 of debt securities. In addition, the Company's Federal Home Loan Bank stock, which is included in other assets, is pledged to secure the borrowings.

NOTE 10 - RELATED PARTY TRANSACTIONS

Certain parties (primarily directors, executive officers, principal stockholders and their associates) were loan customers and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and generally do not involve more than normal risk of collectibility. Total loans and commitments outstanding to related parties at December 31, 1997 and 1996, were $878,851 and $1,166,826, respectively. During 1997, $91,896 of new loans were made to related parties and repayments totaled $379,871.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1997, management is not aware of any unaccrued pending or threatened litigation, or unasserted claims that could result in losses, if any, that would be material to the consolidated financial statements.

NOTE 12 - RESTRICTION ON SUBSIDIARY DIVIDENDS

Banking regulations restrict the amount of dividends the Bank may pay to the Company. Dividends paid by the Bank to the Company are payable from undivided profits. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any year exceeds the bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the two preceding years. Under Federal Reserve Board regulations, the amount of loans or advances from the Bank to the Company are restricted.

NOTE 13 - INCOME TAXES

Income tax expense included in the income statements for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                                 1997                 1996                 1995
                                                               --------             --------             --------

Currently payable:
  Federal ............................................         $294,269             $255,457             $141,052
  State ..............................................           40,021               43,847               28,815
                                                               --------             --------             --------
                                                                334,290              299,304              169,867
                                                               --------             --------             --------
Deferred:
  Federal ............................................          205,603               38,141              317,595
  State ..............................................           30,685               13,518               38,076
                                                               --------             --------             --------
                                                                236,288               51,659              355,671
                                                               --------             --------             --------

           Income tax expense ........................         $570,578             $350,963             $525,538
                                                               ========             ========             ========

Income tax expense is allocated as follows:
   To continuing operations ..........................         $502,874             $263,343             $187,350
   To stockholders' equity ...........................           67,704               87,620              338,188
                                                               --------             --------             --------

           Income tax expense ........................         $570,578             $350,963             $525,538
                                                               ========             ========             ========

A summary of the Company's deferred tax accounts as of December 31, 1997 and 1996 follows:

                                                      1997            1996
                                                    ---------       ---------

   Deferred tax assets                              $ 360,196       $ 546,549
   Deferred tax liabilities                           250,323         200,388
   Valuation allowance                                193,764         193,764

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES - continued

The principal sources of temporary differences in 1997, 1996, and 1995, and the related deferred tax effects are as follows:

                                                                                  1997            1996            1995
                                                                                 ----------    ----------    ----------

Provision for bad debts .....................................................    $ 133,294     $ (29,904)    $   9,805
Tax depreciation in excess of book depreciation .............................       (4,172)       32,206          (697)
Valuation allowance on foreclosed property ..................................            -        22,083       (13,774)
Alternative minimum tax .....................................................            -        36,940        18,602
Retirement plans ............................................................       50,010        37,093        10,922
Other net ...................................................................      (10,548)     (134,379)       (7,375)
                                                                                 ---------     ---------     ---------

    Temporary differences attributable to continuing operations .............      168,584       (35,961)       17,483

    Change in valuation allowance ...........................................            -             -             -
                                                                                 ---------     ---------     ---------

Deferred tax expense (benefit) attributable to continuing operations ........      168,584       (35,961)       17,483

Deferred tax expense attributable to stockholders' equity ...................       67,704        87,620       338,188
                                                                                 ---------     ---------     ---------

    Change in deferred income taxes .........................................    $ 236,288     $  51,659     $ 355,671
                                                                                 =========     =========     =========

A reconciliation of the income tax provision and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

                                                                                  1997             1996              1995
                                                                              ---------          ---------        ---------
Income tax at the statutory rate .................................            $ 554,294          $ 381,516        $ 265,257
State income tax, net of federal benefit .........................               49,185             32,859           44,148
Tax exempt interest income .......................................              (99,920)          (106,594)        (124,745)
Disallowed interest expense ......................................               35,144             22,038           17,787
Other, net .......................................................              (35,829)           (66,476)         (15,097)
                                                                              ---------          ---------        ---------
           Total .................................................            $ 502,874          $ 263,343        $ 187,350
                                                                              =========          =========        =========

NOTE 14 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 1997, 1996 and 1995 are summarized below:

                                                                                1997                1996              1995
                                                                            ----------          ----------        ----------
Stationary and banking supplies ...............................             $  216,747          $  199,714        $  185,669
Federal deposit insurance assessment ..........................                 13,361               2,054           106,783
Directors' fees ...............................................                 91,985              97,718            96,450
Professional fees .............................................                201,201             167,446           111,703
Marketing and advertising .....................................                178,792             182,774           106,599
Insurance and bonds ...........................................                 54,527              68,330            81,484
Other real estate expense .....................................                      -                   -            67,751
Telephone .....................................................                129,442             103,131            95,141
Other .........................................................                868,740             640,792           563,084
                                                                            ----------          ----------        ----------
           Total ..............................................             $1,754,795          $1,461,959        $1,414,664
                                                                            ==========          ==========        ==========

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - STOCKHOLDERS' EQUITY

On April 17, 1997, the stockholders approved an amendment to the Articles of Incorporation increasing the number of authorized shares outstanding from 800,000 shares to 3,000,000 shares. On May 5, 1997, the Company declared a three-for-one stock split effected in the form of a 200 percent stock dividend to stockholders of record on June 2, 1997. On July 1, 1997, the Company transferred $3,353,720 from retained earnings to common stock, representing the 670,744 additional shares of the Company's $5 par value stock which were issued.

In 1997, the Company approved a dividend reinvestment plan for stockholders of the Company. The plan offers stockholders the opportunity to reinvest cash dividends paid on common stock by the purchase of additional shares of common stock. Dividends are reinvested on a semi-annual basis as paid. The Bank is the plan administrator.
There were no shares purchased under this plan in 1997.

NOTE 16 - EMPLOYEE BENEFIT PLANS

The Company has a retirement savings and profit sharing plan with 401(k) provisions covering substantially all full-time employees. Annual expense provisions are based primarily upon employee participation and earnings of the Company. The expense recognized under this plan in 1997, 1996, and 1995 totaled approximately $68,834, $66,704 and $52,521, respectively.

During 1997, the Company terminated its noncontributory defined benefit pension plan and replaced it with a money purchase pension plan and trust. A gain of $53,005 was recognized on the termination of the defined benefit plan. Under the money purchase pension plan and trust, the Company contributes 7% of the compensation of employees who have completed 1,000 hours of service for the year and are employed on the last day of the year into a trust account for the future benefit of the employees. An employee becomes fully vested in this plan after seven years of service. For 1997, the Company accrued $140,000 in plan expense. Contributions to the plan in 1997 were $130,000.

The Company approved a Salary Continuation Plan in December 1997 which provides certain officers with salary continuation benefits after retirement. The plan also provides for benefits in the event of early termination, disability, death, or substantial change of control of the Company. For the year ended December 31, 1997, salary continuation expense included in salaries and employee benefits was $28,260. In connection with the Salary Continuation Plan, single premium life insurance contracts with total death benefits of $2,900,000 were purchased on the officers. The Company paid premiums of $1,290,000 which were based on estimates of the future performance of the policies. The cash surrender value of $1,312,388 was included in other assets at December 31, 1997.

During 1997, the Company also approved a performance award plan which provides certain officers with deferred benefits based upon the Company's performance in relation to performance goals and objectives established annually by the Board of Directors. Under the plan, the Company may distribute in cash, at the sole discretion of the Board of Directors, up to 25% of the performance award. The Company will accrue an interest portion on the deferred benefit for each participant equal to the participants' cumulative deferred benefit multiplied by the sum of the percentage change in the Company's stock price during the year plus the percentage of dividends paid during the year to stockholders' equity at the beginning of the year. Upon normal retirement, early termination, disability, or death, the Company will pay the accumulated deferred benefit over 180 months crediting interest on the unpaid balance of the benefit at an annual rate of 8%. Upon substantial change of control, the Company will pay the accumulated benefit in a lump-sum payment. No awards were earned under this plan for the year ended December 31, 1997.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - STOCK COMPENSATION PLAN

On April 17, 1997, the stockholders approved an Incentive Stock Option Plan of 1997 (Stock Plan) which provides for the granting of options to purchase up to 78,000 shares of the Company's common stock to officers and employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant. Participants become vested in options granted based on each participant's years of service to the Company. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire unexercised or are canceled become available for issuance.

As discussed in Note 1, the Company will apply APB Opinion No. 25 and related interpretations in accounting for the Stock Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Stock Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net income and earnings per share for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below:

                                                              1997
                                                              ----
Net income:
  As reported ......................................      $1,127,402
  Pro forma ........................................       1,093,688

Basic earnings per share:
  As reported ......................................      $     1.12
  Pro forma ........................................            1.09

Diluted earnings per share:
  As reported ......................................      $     1.12
  Pro forma ........................................            1.09

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 2.78 percent; expected volatility of 0 percent; risk-free interest rate of 6.84 percent; and an expected life of 10 years.

On May 5, 1997, the Company granted options to purchase up to 54,000 shares of the Company's common stock for $13.33 per share. As of December 31, 1997, none of the options had been exercised or canceled, and 6,390 options were exercisable. At December 31, 1997, the weighted-average remaining contractual life was 9.3 years. The fair value of options, calculated using the Black-Scholes option pricing model, granted during 1997 was $3.37 per share. Subsequent to year end, the Company issued an additional 7,000 options exercisable at $15 per share.

NOTE 18 - EARNINGS PER SHARE

As discussed in Note 2, the FASB issued SFAS 128, "Earnings Per Share", in February 1997. SFAS 128 replaces the presentation of primary earnings per share
(EPS) with a presentation of basic EPS. It requires the presentation of basic and diluted EPS on the face of the income statement for all entities with a complex capital structure. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - EARNINGS PER SHARE - continued

A reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share is as follows:

                                                                                      For the Year Ended December 31, 1997
                                                                                   ------------------------------------------
                                                                                     Income          Shares           Per-Share
                                                                                  (Numerator)     (Denominator)         Amount
                                                                                  -----------     -------------       ---------
Basic EPS
Income available to common stockholders .............................             $1,127,402        1,006,116         $    1.12
                                                                                                                      =========
Effect of Dilutive Securities
Stock options .......................................................                      -              647
                                                                                  ----------        ---------
Diluted EPS
Income available to common stockholders plus assumed conversions ....             $ 1,127,402       1,006,763         $    1.12
                                                                                  ===========       =========         =========
                                                                                      For the Year Ended December 31, 1996
                                                                                   ------------------------------------------
                                                                                     Income          Shares           Per-Share
                                                                                  (Numerator)     (Denominator)         Amount
                                                                                  -----------     -------------       ---------
Basic EPS
Income available to common stockholders ..............................            $  858,763        1,006,116         $    0.85
                                                                                                                      =========
Effect of Dilutive Securities
Stock options ........................................................                     -                 -
                                                                                   ---------         ---------
Diluted EPS
Income available to common stockholders plus assumed conversions .....            $  858,763        1,006,116         $    0.85
                                                                                  ==========        =========         =========
                                                                                      For the Year Ended December 31, 1995
                                                                                   ------------------------------------------
                                                                                     Income          Shares           Per-Share
                                                                                  (Numerator)     (Denominator)         Amount
                                                                                  -----------     -------------       ---------
Basic EPS
Income available to common stockholders ..............................            $  592,818        1,006,116         $    0.59
                                                                                                                      =========
Effect of Dilutive Securities
Stock options ........................................................                     -                -
                                                                                  ----------        ---------
Diluted EPS
Income available to common stockholders plus assumed conversions .....            $  592,818        1,006,116         $    0.59
                                                                                  ==========        =========         =========

NOTE 19 - CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CAPITAL REQUIREMENTS - continued

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Company consists of common stockholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Company's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Company and the Bank are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 1997, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital ratios of the Company and the Bank and the regulatory minimum requirements at December 31, 1997 and 1996:

                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                                    For Capital           Prompt Corrective
                                                             Actual              Adequacy Purpose         Action Provisions
                                                     ---------------------     --------------------       -----------------
(Dollars in thousands)                                 Amount       Ratio        Amount      Ratio        Amount       Ratio
                                                     ----------    -------     ----------   -------     ----------    ------
December 31, 1997
  The Company
    Total capital (to risk weighted assets)       $    12,366        10.81%    $   9,154       8.0%     $      N/A          -%
    Tier 1 capital (to risk weighted assets)           11,440        10.00         4,577       4.0             N/A          -
    Tier 1 capital (to average assets)                 11,440         7.32         6,254       4.0             N/A          -

  The Bank
    Total capital (to risk weighted assets)            12,136        10.60         9,156       8.0          11,445       10.0
    Tier 1 capital (to risk weighted assets)           11,209         9.79         4,578       4.0           6,867        6.0
    Tier 1 capital (to average assets)                 11,209         7.19         6,235       4.0           7,794        5.0

December 31, 1996
  The Company
    Total capital (to risk weighted assets)       $    11,708        13.29%    $   7,047       8.0%     $      N/A          -%
    Tier 1 capital (to risk weighted assets)           10,681        12.13         3,524       4.0             N/A          -
    Tier 1 capital (to average assets)                 10,681         8.04         5,315       4.0             N/A          -

  The Bank
    Total capital (to risk weighted assets)            11,403        13.00         7,016       8.0            8,771      10.0
    Tier 1 capital (to risk weighted assets)           10,376        11.82         3,508       4.0            5,262       6.0
    Tier 1 capital (to average assets)                 10,376         7.76         5,307       4.0            6,634       5.0

NOTE 20 - ANNUAL FINANCIAL DISCLOSURE STATEMENT BY THE OCC

This statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency. This disclosure is furnished pursuant to 12 CFR, part 18 of the OCC's rules and regulations.

M & M FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21- M & M Financial Corporation (PARENT COMPANY ONLY)

Condensed financial  statements for M & M Financial  Corporation (Parent Company
Only) as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995 follow:

                                 BALANCE SHEETS

                                                                                                    1997                     1996
                                                                                                -----------              -----------
Assets

  Cash and cash equivalents ......................................................              $   164,128              $   145,015
  Investment in subsidiaries .....................................................               11,422,519               10,419,431
  Securities available-for-sale ..................................................                  189,914                  321,816
  Other assets ...................................................................                   67,967                   33,374
                                                                                                -----------              -----------

           Total assets ..........................................................              $11,844,528              $10,919,636
                                                                                                ===========              ===========

Liabilities and Stockholders' Equity

  Liabilities ....................................................................              $   156,170              $    97,924
                                                                                                -----------              -----------

  Total stockholders' equity .....................................................               11,688,358               10,821,712
                                                                                                -----------              -----------

           Total liabilities and stockholders' equity ............................              $11,844,528              $10,919,636
                                                                                                ===========              ===========

                              STATEMENTS OF INCOME

                                                                                         1997              1996              1995
                                                                                      ----------        ----------        ----------
Income:
  Dividends from subsidiaries ................................................        $  117,380        $  360,372        $  359,991
  Gain on sale of securities .................................................           258,343                 -                 -
  Other income ...............................................................             4,716            14,835            20,642
                                                                                      ----------        ----------        ----------
                                                                                         380,439           375,207           380,633

Expenses .....................................................................             1,201               995             4,225
                                                                                      ----------        ----------        ----------

Income before income taxes and equity in undistributed
  earnings of subsidiaries ...................................................           379,238           374,212           376,408

Income tax provision .........................................................            90,000                 -             5,581
                                                                                      ----------        ----------        ----------

Income before equity in undistributed earnings of subsidiaries ...............           289,238           374,212           370,827

Equity in undistributed earnings of subsidiaries .............................           838,164           484,551           221,991
                                                                                      ----------        ----------        ----------

Net income ...................................................................        $1,127,402        $  858,763        $  592,818
                                                                                      ==========        ==========        ==========

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - M & M Financial Corporation (PARENT COMPANY ONLY) -  continued

                            STATEMENTS OF CASH FLOWS

                                                                                   1997                 1996               1995
                                                                                -----------         -----------         -----------
Operating activities:
  Net income ...........................................................        $ 1,127,402         $   858,763         $   592,818
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Equity in undistributed earnings of subsidiaries .................           (838,164)           (484,551)           (221,991)
      Gain from sale of securities .....................................           (258,343)                  -                   -
      (Increase) decrease  in other assets .............................            (34,593)                  -              18,546
      Increase in liabilities ..........................................             93,788                   -                   -
                                                                                -----------         -----------         -----------
           Net cash provided by operating activities ...................             90,090             374,212             389,373
                                                                                -----------         -----------         -----------
Investing activities:
  Proceeds from sale of premises .......................................                  -                   -              29,346
  Purchase of securities available-for-sale ............................             (4,716)             (4,113)             (8,074)
  Proceeds from sale of securities available-for-sale ..................            302,648                   -                   -
                                                                                -----------         -----------         -----------
           Net cash provided (used) by investing activities ............            297,932              (4,113)             21,272
                                                                                -----------         -----------         -----------
Financing activities:
  Cash dividends paid ..................................................           (368,909)           (335,372)           (301,835)
                                                                                -----------         -----------         -----------
           Net cash used by financing activities .......................           (368,909)           (335,372)           (301,835)
                                                                                -----------         -----------         -----------
Net increase in cash and cash equivalents ..............................             19,113              34,727             108,810
Cash and cash equivalents, beginning of year ...........................            145,015             110,288               1,478
                                                                                -----------         -----------         -----------
Cash and cash equivalents, end of year .................................        $   164,128         $   145,015         $   110,288
                                                                                ===========         ===========         ===========

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Cash and Cash Equivalents - The carrying amount is a reasonable estimate of fair value.

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

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and certain credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

                           M & M FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Short-term Borrowings - The carrying value is a reasonable estimate of fair value.

Advances from the Federal Home Loan Bank - The fair values are estimated using a discounting cash flow calculation that applies the Company's current borrowing rate from the Federal Home Loan Bank.

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

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1997 and December 31, 1996 are as follows:

                                                                       December 31, 1997                    December 31, 1996
                                                               ------------------------------      --------------------------------
                                                                Carrying         Estimated            Carrying          Estimated
                                                                 Amount          Fair Value            Amount          Fair Value
                                                             -------------      -------------      -------------      -------------
Financial Assets:
   Cash and cash equivalents ...........................     $   9,342,281      $   9,342,281      $   7,963,828      $   7,963,828
   Time deposits with other banks ......................           300,000            300,000            800,000            800,000
   Securities available-for-sale .......................        29,901,275         29,901,275         34,997,823         34,997,823
   Securities held-to-maturity .........................         2,973,837          3,031,496          3,344,422          3,463,852
   Loans ...............................................       105,427,377        105,335,377         80,922,947         80,596,947
   Allowance for loan losses ...........................          (926,635)          (926,635)        (1,027,355)        (1,027,355)
   Accrued interest receivable .........................         1,256,335          1,256,335          1,207,411          1,207,411
Financial Liabilities:
   Demand deposit, interest-bearing transaction,
     and savings accounts ..............................     $  69,243,383      $  69,243,383      $  56,502,438      $  56,502,438
   Time deposits .......................................        61,238,686         61,583,686         50,970,568         51,013,568
   Short-term borrowings ...............................         2,461,432          2,461,432          9,083,374          9,083,374
   Advance from the Federal Home Loan Bank .............        10,000,000         10,000,000          5,000,000          5,000,000
   Accrued interest payable ............................         1,834,397          1,834,397            933,401            933,401
Off-Balance Sheet Financial Instruments
   Commitments to extend credit ........................     $  18,033,790      $  18,033,790      $  17,682,492      $  17,682,492

NOTE 23 - RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the FASB released SFAS 130, "Reporting Comprehensive Income." SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is the change in equity of a business during a period from transactions and other events and circumstances from nonowner sources and excludes investments by owners and distributions to owners. Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income includes, among other things, the change in the unrealized gain or loss on securities available-for-sale.

This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.